CONSTRUCTION AND TERM LOAN
AGREEMENT

dated as of June 7, 2001

among

PERRYVILLE ENERGY PARTNERS, L.L.C.
as Borrower

THE BANKS, as herein defined

and

KBC BANK N.V., NEW YORK BRANCH,
as Agent

i

Schedules

Schedule 1.1(A)	Commitments
Schedule 1.1(B)	Banks
Schedule 1.1(C)	Term Loan Amortization Schedules
Schedule 5.8	Insurance
Schedule 6.11	Maintenance Agreements
Schedule 9.3	Notices

Exhibits

A-1	Form of Air Permit Guarantee
A-2	Form of Wastewater Discharge Permit Guarantee
B	Form of Construction Note
C	Form of Term Note
D	[Reserved]
E-1	Form of Completion Certificate (Borrower)
E-2	Form of Completion Certificate (Engineering Advisor)
F	Form of Notice of Borrowing
G	Form of Notice of Conversion or Continuation
H	Terms of Subordination

v

I	Form of Consent
J	Form of Construction Certificate of the Engineering Advisor
K	Form of Transfer Supplement
L	Form of Confidentiality Agreement

            CONSTRUCTION AND TERM LOAN AGREEMENT, dated as of June 7, 2001 among PERRYVILLE ENERGY PARTNERS, L.L.C., a Delaware limited liability company (the "Borrower"), the Banks (as hereinafter defined) and KBC BANK N.V., New York Branch, a banking corporation organized and existing under the laws of Belgium, as agent for the Banks (the "Agent").

W I T N E S S E T H:

            WHEREAS, the Borrower wishes to obtain funds to finance the ownership, development, engineering, construction, testing, and operation of the Project (as hereinafter defined) in Ouachita Parish in the State of Louisiana and to support the obligations of the Borrower hereunder with respect to the Debt Service Reserve Account; and

            WHEREAS, subject to and upon the terms and conditions herein set forth, the Banks are willing to provide financing to the Borrower as provided for herein;

            NOW, THEREFORE, it is agreed:

ARTICLE I

DEFINITIONS

            Section 1.1    Definitions. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires.

            "Acceptable Bank" shall mean a bank whose long-term unsecured Indebtedness is rated at least "A-" by S&P and "A3" by Moody's.

            "Acceptable Guaranty Provider" shall mean a Person whose long-term unsecured Indebtedness is rated at least "BBB-" by S&P and "Baa3" by Moody's.

            "Accounts" shall have the meaning set forth in the Depositary Agreement.

            "Additional Project Documents" shall mean any contract, agreement, letter of intent, understanding, or instrument related to the ownership, construction, testing, maintenance, repair, operation, financing or use of the Project entered into by the Borrower and any other Person subsequent to the date hereof pursuant to which the aggregate payments to be made by the Borrower exceed $150,000 per year or the aggregate liabilities to be incurred by the Borrower exceed $500,000 per year and including, without limitation, any interconnection agreement entered into with Texas Gas Transmission; provided, that the Agency Agreement and documents related to the procurement of fuel, electricity and water required for start-up of the Project shall not constitute Additional Project Documents.

            "Administrative Services Agreement" shall mean the Administrative Services Agreement, dated as of January 9, 2001, between the Borrower and Mirant Services, LLC, as amended.

            "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to (i) vote 10% or more of the securities having ordinary voting power for the election of directors of such other Person or (ii) direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, each Sponsor, and each Affiliate of each Sponsor, shall be deemed to be an Affiliate of the Borrower.

            "Agency Agreement" shall mean the Agency Agreement for energy marketing services between the Borrower and MAEM.

            "Agent" shall have the meaning set forth in the preamble hereof, and shall include any successor agent appointed in accordance with Section 8.9.

            "Agent's Office" shall mean the Principal Office or such other office as the Agent may hereafter designate in writing as such to the other parties hereto.

            "Aggregate Commitment" shall mean as to any Bank, the sum (without duplication) of such Bank's (i) Construction Loan Commitment plus (ii) Term Loan Commitment.

            "Agreement" shall mean this Construction and Term Loan Agreement.

            "Air Permit Guarantee" shall mean the Air Permit Guarantee executed by Mirant Corporation in form and substance substantially similar to Exhibit A-1 hereto and any replacement guaranty or letter of credit issued pursuant to the terms thereof.

            "Ancillary Documents" shall mean, with respect to each Additional Project Document, (i) each security instrument (which may consist of an amendment to a Security Document) necessary or desirable to grant to the Agent a first priority perfected Lien in such Additional Project Document and all property interests received by the Borrower in connection therewith, (ii) all recorded financing statements and other filings required to perfect such Liens, (iii) opinions of counsel for the Borrower and the other parties to such Additional Project Document, (iv) a Consent with respect to such Additional Project Document from such other parties, and (v) evidence of the Borrower's authorization of such Additional Project Document, all in form and substance satisfactory to the Agent.

            "Applicable Margin" shall mean:

                        (a) with respect to any Construction Loan that is a Eurodollar Loan, 1.375%;

                        (b) with respect to any Construction Loan that is a Prime Rate Loan, 0.625%;

                        (c) with respect to any Term Loan that is a Eurodollar Loan, (i) prior to the third anniversary of the Conversion Date, 1.375%, (ii) from the third anniversary of the Conversion Date through the fifth anniversary of the Conversion Date, 1.500% and (iii) from the fifth anniversary of the Conversion Date through the Final Maturity Date, 1.750%; and

                        (d) with respect to any Term Loan that is a Base Rate Loan, (i) prior to the third anniversary of the Conversion Date, 0.625%, (ii) from the third anniversary of the Conversion Date through the fifth anniversary of the Conversion Date, 0.750% and (iii) from the fifth anniversary of the Conversion Date through the Final Maturity Date, 1.000%.

            "Assignee" shall have the meaning provided in Section 9.4(c).

            "Authorized Officer" shall mean (i) with respect to any Person that is a corporation, the president, any vice president, the treasurer or the chief financial officer of such Person, (ii) with respect to any Person that is a limited liability company, an Authorized Officer of a member of such Person or such other Authorized Officer or "Authorized Representative" as appointed by the management committee of such person or (iii) with respect to any other Person, such other representative of such Person that is approved by the Agent in writing. No Person shall be deemed to be an Authorized Officer unless named on a certificate of incumbency of such Person delivered to the Agent on or after the Closing Date.

            "Bankruptcy Code" shall mean Title 11, Section 101 et seq. of the United States Code titled "Bankruptcy," as amended from time to time, and any successor statute thereto.

            "Banks" shall mean the Persons listed on Schedule 1.1(B) and the Purchasing Banks which from time to time become a party hereto in accordance with Section 9.4(d).

            "Borrower" shall have the meaning set forth in the preamble hereof.

            "Borrower Account" shall have the meaning set forth in the Depositary Agreement.

            "Borrowing" shall mean the incurrence of one Type of Loan on a given date (or resulting from conversions or continuations on a given date), having, in the case of Eurodollar Loans, the same Interest Period.

            "Bridge Facility Agreement" means the Bridge Facility Agreement, dated as of January 9, 2001, between Mirant and the Borrower.

            "Budgeted Project Costs" shall mean Project Costs set forth in the construction budget delivered to the Agent pursuant to Section 3.1(s), including contingency amounts included therein.

            "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by Law or other government actions to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks for U.S. dollar deposits in the London interbank market.

            "Capital Lease" shall mean any lease which in accordance with GAAP is required to be capitalized on the balance sheet of the Borrower, and for purposes of this Agreement, the amount of these obligations shall be the amount so capitalized.

            "Change Orders" shall have the meaning set forth in the Construction Contract or Turbine Agreements.

            "Cleco" shall mean Cleco Midstream Resources LLC, a Louisiana limited liability company.

            "Cleco Corporation" shall mean Cleco Corporation, a Louisiana corporation.

            "Closing Date" shall mean the date on which the initial Construction Loans are advanced hereunder.

            "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

            "Collateral" shall mean all property and interests in property now owned or hereafter acquired by the Borrower in or upon which a Lien has been or is purported or intended to have been granted to the Agent or any Secured Party under any of the Security Documents, and including, without limitation, the Mortgaged Property.

            "Commitment Fee" shall have the meaning set forth in Section 2.15(a).

            "Commitment Fee Base" shall mean the Total Construction Loan Commitment.

            "Commitments" shall mean, the Construction Loan Commitments and the Term Loan Commitments, each as in effect at the time to which such reference relates.

            "Completion Certificate" shall mean the Completion Certificate of the Borrower, substantially in the form of Exhibit E-1 and the Completion Certificate of the Engineering Advisor, substantially in the form of Exhibit E-2.

            "Condemnation" shall mean any action to condemn, seize or appropriate all or any portion of the Project.

            "Condemnation Proceeds" shall mean any proceeds received by the Borrower as a result of the occurrence of a Condemnation.

            "Consents" shall mean collectively each of the consents to assignment executed in favor of the Agent by any party (other than the Borrower) to a Material Project Document (other than the Asset Purchase Agreement), which shall be substantially similar to Exhibit I hereto or otherwise satisfactory to the Agent.

            "Construction Account" shall have the meaning set forth in the Depositary Agreement.

            "Construction Contract" shall mean the Engineering, Procurement and Construction Contract, dated as of April 16, 2001 between the Construction Contractor and the Borrower, as amended.

            "Construction Contractor" shall mean Burns & McDonnell Engineering Company, a Missouri corporation.

            "Construction Loan" shall have the meaning provided in Section 2.1(a).

            "Construction Loan Commitment" shall mean at any time, for any Bank, the amount set forth opposite such Bank's name on Schedule 1.1(A) under the heading "Construction Loan Commitment," as such amount may be reduced from time to time pursuant to Sections 2.11 and 9.4 or increased pursuant to Section 9.4 in the case of an assignment thereunder of Credit Exposure to such Bank from another Bank.

            "Construction Loan Maturity Date" shall mean the earliest to occur of (i) the Date Certain, (iii) the Conversion Date and (iii) the date on which all outstanding Loans shall have become due and payable pursuant to Article VII.

            "Construction Management Services Agreement" shall mean the Construction Management Services Agreement, dated as of the date hereof, among the Sponsors and the Borrower.

            "Construction Note" shall mean a promissory note of the Borrower dated the Closing Date in the form of Exhibit B hereto.

            "Contest" shall mean, with respect to any Tax, Lien, or claim, a contest pursued in good faith and by appropriate proceedings diligently conducted, so long as adequate reserves have been established with respect thereto in accordance with GAAP.

            "Contingent Obligation" shall mean, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

            "Conversion Date" shall mean the date, occurring on or before the Construction Loan Maturity Date, on which all of the conditions precedent to the making of the Term Loans set forth in Sections 3.2 and 3.3 are satisfied or waived by the Banks and the Construction Loans then outstanding (after giving effect to any prepayment made on such date) are converted to Term Loans.

            "CPI" shall mean the "Consumer Price Index for all Urban Consumers for the U.S. City Average for All Items" published by the Bureau of Labor Statistics and available at the end of the applicable year.

            "Credit Exposure" shall have the meaning provided in Section 9.4(b).

            "Date Certain" shall mean the date that is twenty-four (24) months after the Closing Date.

            "Debt Service" shall mean, for the applicable period, without duplication, all Scheduled Principal, interest payments in respect of the Loans and all Fees payable pursuant to the Loan Documents (not including any prepayments).

            "Debt Service Coverage Ratio" shall mean, for any period of four (4) consecutive quarters following the Conversion Date and ending on a Payment Date (provided that in the event such Payment Date is prior to the end of the first four consecutive quarters following the Conversion Date, then the applicable measurement period shall be reduced to the number of completed fiscal quarters following the Conversion Date) (based on the unaudited financial statements for such four quarters), the ratio resulting from (a)(1) Revenue (other than Delay Liquidated Damages) minus (2) the aggregate amount of Operation and Maintenance Expenses during such period divided by (b) the aggregate amount of Debt Service during such period.

            "Debt Service Reserve Account" shall have the meaning set forth in the Depositary Agreement.

            "Debt Service Reserve Support Instrument" shall mean a guaranty from an Acceptable Guaranty Provider or irrevocable letter of credit from an Acceptable Bank in favor of the Agent in form and substance reasonably acceptable to the Agent.

            "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

            "Default Rate" shall have the meaning provided in Section 2.7(c).

            "Delay Liquidated Damages" shall mean any amount payable to or for the account of the Borrower under any Material Project Document as a result of delayed delivery or performance with respect to the Project or any goods or services supplied in connection with the Project; provided that (1) if the Sponsors have paid such damages to the Agent pursuant to the Construction Management Services Agreement, then, to the extent the Borrower later receives payments under the Construction Contract or Turbine Agreement with respect to such amounts, the amounts later received by the Borrower shall not be considered "Delay Liquidated

 Damages" and (2) if GE or the Construction Contractor has paid such damages to the Agent pursuant to the Construction Contract or the Turbine Agreements, then, to the extent the Borrower later receives payments under the Construction Management Services Agreement with respect to such amounts, the amounts later received by the Borrower shall not be considered "Delay Liquidated Damages."

            "Delinquent Bank" shall have the meaning provided in Section 2.5(b).

            "Depositary Agreement" shall mean the Depositary Agreement, dated as of the date hereof, by and among the Depositary Bank, the Agent and the Borrower.

            "Depositary Bank" shall mean KBC Bank, N.V., New York Branch, and its permitted successors and assigns.

            "Distributions" shall have the meaning provided in Section 6.1.

            "Dollars" shall mean the lawful currency of the United States of America.

            "Domestic Lending Office" shall mean, with respect to any Bank, the office designated to the Agent and the Borrower by such Bank from time to time as its Domestic Lending Office.

            "Electrical Interconnection Agreement" shall mean the Interconnection and Operating Agreement, dated as of May 16, 2000, between Entergy Louisiana, Inc. and Cleco, as assigned by Cleco to the Borrower.

            "Engineering Advisor" shall mean R.W. Beck, the engineering advisor to the Agent and the Banks, or any other Person from time to time appointed by the Agent to act as engineering advisor for the purposes of this Agreement and as approved by the Borrower (such approval not to be unreasonably withheld or delayed).

            "Environmental Affiliate" shall mean, with respect to any Person, any other Person whose general liability for Environmental Claims such Person has retained, assumed or otherwise become liable for (contingently or otherwise), either contractually or by operation of Law.

            "Environmental Approvals" shall mean any Governmental Approvals required under applicable Environmental Laws.

            "Environmental Claim" shall mean any written notice, claim, demand or similar communication by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup, remediation and mitigation costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned by such Person or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Environmental Approval.

            "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including without limitation, Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

            "Equity Contribution Agreement" shall mean the Equity Contribution Agreement, dated as of the date hereof, among each of the Sponsors, the Agent and the Borrower.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

            "ERISA Controlled Group" shall mean a group consisting of any ERISA Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control with such Person that, together with such Person, are treated as a single employer under regulations of the PBGC.

            "ERISA Person" shall have the meaning set forth in Section 3(9) of ERISA for the term "person."

            "ERISA Plan" shall mean (i) any Plan that (a) is not a Multiemployer Plan and (b) has Unfunded Benefit Liabilities and (ii) any Plan that is a Multiemployer Plan.

            "Eurocurrency Reserve Requirements" shall mean, with respect to each day during an Interest Period for Eurodollar Loans, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto for determining the maximum reserves (including, without limitation, basic, supplemental, marginal and emergency reserves) for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D) maintained by the Agent.

            "Eurodollar Adjusted Rate" shall mean with respect to each day during an Interest Period for Eurodollar Loans, a rate per annum determined for such day in accordance with the following formula (rounded upwards to the nearest whole multiple of 1/100th of one percent):

                        Eurodollar Rate

1.00 - Eurocurrency Reserve Requirements

            "Eurodollar Lending Office" shall mean, with respect to any Bank, the office designated to the Agent and the Borrower by such Bank from time to time as its Eurodollar Lending Office.

            "Eurodollar Loans" shall mean Loans made and/or being maintained at a rate of interest based upon the Eurodollar Adjusted Rate.

            "Eurodollar Rate" shall mean, with respect to each day during an Interest Period for Eurodollar Loans, the rate per annum (rounded upwards to the nearest whole multiple of 1/100,000 of one percent) equal to the rate determined by reference to Page 3750 (or such other page as may replace that page) on the Dow Jones Telerate (British Bankers Association Settlement Rate) as of 11:00 a.m., London, England time two (2) Business Days prior to the beginning of such Interest Period, for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Loan to be outstanding during such Interest Period; provided that if such rate is not available at such time for any reason, Eurodollar Rate shall be the rate per annum (rounded upwards to the nearest whole multiple of 1/100,000 of one percent) equal to the average of the rate per annum at which deposits in Dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market as of 11:00 A.M., London, England two (2) Business Days prior to the beginning of such Interest Period.

            "Event of Abandonment" shall mean the abandonment for more than forty-five (45) days or deferral for more than ninety (90) days by the Borrower of the development, construction, operation or maintenance of the Project (or evidence that reasonably indicates its intention to do so), it being agreed that failure to operate or construct the Project due to an event of force majeure shall not constitute an Event of Abandonment.

            "Event of Bankruptcy" shall mean, with respect to any Person, the occurrence of any of the following events:

                                    (i) the commencement by such Person of a voluntary case concerning itself under the Bankruptcy Code or similar Law;

                                    (ii) an involuntary case is commenced against such Person and the petition is not dismissed or stayed within ninety (90) days, after commencement of the case;

                                    (iii) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of such Person or such Person commences any other proceedings under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar Law of any jurisdiction whether now or hereafter in effect relating to such Person or there is commenced against such Person any such proceeding which remains undismissed or unstayed for a period of ninety (90) days;

                                    (iv) the entrance of any order of relief or other order approving any such case or proceeding involving such Person;

                                    (v) such Person is adjudicated insolvent or bankrupt;

                                    (vi) such Person suffers any appointment of any custodian or the like for it or any substantial part of its property and such appointment continues undischarged or unstayed for a period of ninety (90) days;

                                    (vii) such Person makes a general assignment for the benefit of creditors; or

                                    (viii) such Person shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due.

            "Event of Default" shall mean the occurrence of any of the events described in Section 7.1.

            "Event of Loss" shall mean any casualty event or other loss event (other than a Condemnation) that shall occur with respect to all or any portion of the Project.

            "Exempt Wholesale Generator" shall mean a facility that has satisfied the definition of "Exempt Wholesale Generator" as set forth in the Energy Policy Act of 1992, as the same may be amended or supplemented from time to time.

            "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System as constituted from time to time, or any successor thereto.

            "Fee Letter" shall mean the Fee Letter, dated as of the date hereof, between the Borrower and the Agent, as amended.

            "Fees" shall mean all fees payable from time to time pursuant to Section 2.15.

            "FERC" shall mean the Federal Energy Regulatory Commission, or any successor agency or commission thereto.

            "Final Maturity Date" shall mean with respect to the Term Loans, the earliest of: (i) eight years from the Conversion Date, (ii) nine years from the Closing Date, and (iii) the date on which all outstanding Loans shall have become due and payable pursuant to Section 7.2.

            "Fuel Interconnection Agreement" shall mean the Interconnection Agreement, dated as of April 10, 2001, between Mid-Louisiana Gas Company and the Borrower.

            "GAAP" shall mean United States generally accepted accounting principles consistent with those utilized pursuant to Section 1.2 in the preparation of the financial statements referred to in Section 3.1(o).

            "GE" shall mean General Electric Company, a New York corporation.

            "Governmental Approval" shall mean any authorization, consent, approval, license, lease, ruling, permit, certification, exemption, filing for registration by or with any Governmental Authority.

            "Governmental Authority" shall mean any nation, state, sovereign, or government, any federal, regional, state, local or political subdivision and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

            "High Voltage EPC Agreement" shall mean the Agreement for Engineering, Procurement and Construction of the High Voltage Equipment, dated as of April 27, 2001, between the Borrower and Cleco Power LLC.

            "Indebtedness" shall mean, of any Person, without duplication, (i) all obligations of such Person for borrowed money or for the deferred purchase price of property or services (other than trade payables on terms of ninety (90) days or less incurred in the ordinary course of business of such Person but only to the extent paid on such terms), (ii) all obligations of such Person evidenced by a note, bond, debenture or similar instrument, (iii) all obligations of such Person under Capital Leases, (iv) the stated amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder, (v) all Indebtedness of any other Person secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed, (vi) all obligations of such Person under any Interest Rate Protection Agreement and any currency swap or similar agreement and (vii) all Contingent Obligations of such Person.

            "Insurance Advisor" shall mean Marsh USA Inc., insurance advisor to the Agent and the Banks or any Person from time to time appointed by the Agent with the Borrower's consent (such consent not to be unreasonably withheld or delayed) to act as insurance advisor hereunder.

            "Interest Payment Date" shall have the meaning provided in Section 2.7.

            "Interest Period" shall have the meaning provided in Section 2.8.

            "Interest Rate Protection Agreements" shall mean any interest rate exchange, collar, cap or similar agreements providing interest rate protection, entered into by the Borrower.

            "Law" shall mean, with respect to any Governmental Authority, any constitutional provision, law, statute, rule, regulation, ordinance, treaty, order, decree, judgment, decision, certificate, holding, injunction, Governmental Approval or requirement of such Governmental Authority along with the interpretation and administration thereof by any Governmental Authority charged with the interpretation or administration thereof. Unless the context clearly requires otherwise, the term "Law" shall include each of the foregoing (and each provision thereof) as in effect at the time in question, including any amendments, supplements, replacements, or other modifications thereto or thereof, and whether or not in effect at the date of this Agreement.

            "Lien" shall mean any mortgage, pledge, hypothecation, assignment, mandatory deposit arrangement with any party owning Indebtedness of the Borrower, encumbrance, lien (statutory or other), or preference, priority or other security agreement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same effect as any of the foregoing and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable Law.

            "Limited Liability Company Agreement" shall mean the Limited Liability Company Agreement of the Borrower, dated as of August 11, 2000, as amended.

            "Loan Agreement Termination Date" shall mean the date on which all of the Commitments have been terminated and the payment Obligations (other than amounts in respect of indemnities hereunder that are not then due) are paid in full.

            "Loan Documents" shall mean this Agreement, the Equity Contribution Agreement, the Notes, the Fee Letter, any Secured Interest Rate Protection Agreement, the Security Documents, any Debt Service Reserve Support Instrument, the Air Permit Guarantee and the Wastewater Discharge Permit Guarantee.

            "Loans" shall mean the Construction Loans and the Term Loans.

            "Loss Proceeds" shall mean any proceeds received by the Borrower as a result of the occurrence of an Event of Loss.

            "MAEM" shall mean Mirant Americas Energy Marketing, LP, a Delaware limited partnership.

            "Maintenance Agreements" shall mean each of (i) the Long Term Service Agreement, dated as of January 31, 2000, by and between Mirant Services, LLC (as assigned by Mirant Services, LLC to Mirant and by Mirant to the Borrower) and General Electric International, Inc., as amended and (ii) the Long Term Services Agreement, dated as of December 4, 2000, by and between Mirant Services, LLC (as assigned by Mirant Services, LLC to Mirant and by Mirant to the Borrower) and General Electric International Inc., as amended.

            "Majority Banks" shall mean (i) prior to the Conversion Date, Banks holding in aggregate fifty one percent (51%) of the Total Construction Loan Commitment and (ii) on or after the Conversion Date, Banks holding in aggregate fifty one percent (51%) of the outstanding Term Loans.

            "Margin Stock" shall have the meaning provided such term in Regulation U.

            "Market Consultant" shall mean Pace Global Energy Services, LLC, market consultant to the Agent and the Banks or any Person from time to time appointed by the Agent with the Borrower's consent (such consent not to be unreasonably withheld or delayed) to act as market consultant hereunder.

            "Material Adverse Effect" shall mean an event, occurrence or condition which has a material adverse effect on (i) the business, assets or financial conditions of the Project or the Borrower, (ii) the ability of the Borrower or any Sponsor to perform any of its material obligations under the Loan Documents or Material Project Documents to which it is a party, (iii) the ability of any third party to a Material Project Document to perform its material obligations under any Material Project Document to which it is a party or (iv) the validity or priority of the Liens granted to the Agent under the Security Documents.

            "Material Project Documents" shall mean, collectively, the Construction Contract, the Construction Management Services Agreement, the Tolling Agreement, the Electrical Interconnection Agreement, the Fuel Interconnection Agreement, the Administrative Services Agreement, the Limited Liability Company Agreement, the Turbine Agreements, the Maintenance Agreements, the Operation and Maintenance Agreement, High Voltage EPC Agreement, the Water Agreement, all easements and right of way agreements necessary for construction and operation of the Project and all Additional Project Documents.

            "Material Project Party" shall mean each Person (other than the Borrower or a Sponsor) that is party to a Material Project Document.

            "Materials of Environmental Concern" shall mean (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could reasonably be expected to become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants" or "pollutants" or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law.

            "Mirant" shall mean Mirant Americas, Inc., a Delaware corporation.

            "Mirant Corporation" shall mean Mirant Corporation, a Delaware corporation.

            "Moody's" shall mean Moody's Investors Service, Inc., or any successor thereto which is a nationally recognized rating agency.

            "Mortgage" shall mean the Mortgage, dated as of January 9, 2001, between the Borrower and Mirant (as amended), as assigned to the Agent for the benefit of the Secured Parties.

            "Mortgaged Property" shall mean the property and interests that the Mortgage purports to encumber.

            "MPI" shall mean Mirant Perryville Investments, Inc., a Delaware corporation.

            "Multiemployer Plan" shall mean a Plan which is a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

            "Necessary Project Approvals" shall have the meaning set forth in Section 4.4.

            "Notes" shall mean each Construction Note and each Term Note.

            "Notice of Borrowing" shall mean a Notice of Borrowing in the form of Exhibit F attached hereto.

            "Notice of Conversion or Continuation" shall mean a Notice of Conversion or Continuation in the form of Exhibit G attached hereto.

            "Obligations" shall mean all obligations, liabilities and indebtedness of every nature of the Borrower from time to time owing to any Secured Party under any Loan Document including, without limitation, (i) all principal, interest, and fees, (ii) any amounts (including, without limitation, insurance premiums, licensing fees, recording and filing fees, and taxes) the Secured Parties expend on behalf of the Borrower because the Borrower fails to make any such payment when required under the terms of any Transaction Document, (iii) all amounts required to be paid under any indemnification or similar provision, (iv) all fees and expenses required to be paid pursuant to Section 9.1 of this Agreement and similar sections of the other Loan Documents and (v) any obligations under any Secured Interest Rate Protection Agreement.

            "Operating Account" shall have the meaning set forth in the Depositary Agreement.

            "Operating Budget" shall have the meaning set forth in Section 5.9.

            "Operations and Maintenance Agreement" shall mean the Operations and Maintenance Agreement, dated as of May 29, 2001, between Cleco Generation Services LLC and the Borrower.

            "Operation and Maintenance Expenses" shall mean, for any period, the sum without duplication of (i) all reasonable and necessary expenses of administering and operating the Project and all other equipment and facilities ancillary to the Project and in maintaining them in good repair and operating condition, including, without limitation, expenses incurred pursuant to the Operations and Maintenance Agreement and the Maintenance Agreements, (ii) reasonable and necessary insurance costs, (iii) property, sales and franchise taxes (other than taxes imposed on or measured by income or receipts) to which the Project may be subject (or payments in lieu of such taxes to which the Project may be subject), (iv) reasonable and necessary costs and fees incurred in connection with obtaining and maintaining in effect the Necessary Project Approvals, (v) reasonable and necessary legal, accounting and other professional fees incurred in connection with any of the foregoing items, (vi) the reasonable costs of administration and enforcement of the Transaction Documents, and (vii) any other expenses; provided that approval in writing by the Agent shall be required if the aggregate Operating and Maintenance Expenses (other than payments to General Electric International, Inc. under the Maintenance Agreements) exceed 115% of the budgeted Operating and Maintenance Expenses (other than payments to General Electrical International, Inc. under the Maintenance Agreements), it being understood that the reasonableness and necessity of all such expenses shall be determined by the Agent after consultation with the Engineering Advisor, the Insurance Advisor, or the Banks' or Agent's other advisors or counsel, as appropriate; provided that Operating and Maintenance Expenses shall be deemed reasonable and necessary to the extent such expenses (other than payments to General Electric International, Inc. under the Maintenance Agreements) do not exceed 115% of the budgeted Operating and Maintenance Expenses (other than payments to General Electric International, Inc. under the Maintenance Agreements). In no event shall Project Costs be considered Operation and Maintenance Expenses.

            "Participant" shall have the meaning provided in Section 9.4(b).

            "Payment Date" shall mean the last Business Day of each March, June, September and December of each year, the first of which shall be the first such day after the Closing Date.

            "PBGC" shall mean the Pension Benefit Guaranty Corporation established under ERISA, or any successor thereto.

            "PEH" shall mean Perryville Energy Holdings LLC, a Louisiana limited liability company.

            "Performance Liquidated Damages" shall mean any amount payable to or for the account of the Borrower under the Construction Contract, the Turbine Agreements, Section 6.2 and Section 6.3 of the Construction Management Services Agreement, Section 2.2.2(ii)(x) and Section 2.2.4 of the Air Permit Guarantee or Section 2.2.2(ii)(x) and Section 2.2.4 of the Wastewater Discharge Permit Guarantee as a result of failure, diminished performance or efficiency with respect to the Project or any goods or services supplied in connection with the Project; provided that (1) if the Sponsors have paid such damages to the Agent pursuant to the Construction Management Services Agreement, then, to the extent the Borrower later receives payments under the Construction Contract or Turbine Agreement with respect to such amounts, the amounts later received by the Borrower shall not be considered "Delay Liquidated Damages" and (2) if GE or the Construction Contractor has paid such damages to the Agent pursuant to the Construction Contract or the Turbine Agreements, then, to the extent the Borrower later receives payments under the Construction Management Services Agreement with respect to such amounts, the amounts later received by the Borrower shall not be considered "Performance Liquidated Damages."

            "Permitted Investments" shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having a maturity not exceeding one year from the date of issuance, (ii) time deposits and certificates of deposit of any Bank or any bank organized under the laws of any member nation of the Organization of Economic Cooperation and Development that is of recognized standing having capital and surplus in excess of $500,000,000, (iii) commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000, the parent corporation of any Bank, and commercial paper of any domestic corporation rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's and, in each case, having a maturity not exceeding one hundred eighty (180) days from the date of acquisition, (iv) fully secured repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications established in clause (ii) above and (v) investments in money market funds or mutual funds sponsored by any securities broker-dealer or financial institution of a recognized national standing having an investment policy that requires substantially all of the invested assets of such fund to be invested in investments described in (i), (ii), (iii) and (iv) above.

            "Permitted Liens" shall mean Liens referred to in clauses (i) through (viii) of Section 6.3.

            "Person" shall mean any individual, partnership, limited liability company, joint venture, firm, corporation, association, trust or other enterprise or any Governmental Authority.

            "Plan" shall mean any employee benefit plan covered by Title IV of ERISA, the funding requirements of which: (i) were the responsibility of the Borrower or a member of its ERISA Controlled Group at any time within the five (5) years immediately preceding the date hereof, (ii) are currently the responsibility of the Borrower or a member of its ERISA Controlled Group, or (iii) hereafter become the responsibility of the Borrower or a member of its ERISA Controlled Group, including any such plans as may have been, or may hereafter be, terminated for whatever reason.

            "Pledge Agreement" shall mean the Pledge Agreement, dated as of the date hereof, among PEH, MPI, the Borrower and the Agent.

            "Prime Rate" shall mean the rate of interest established by the Agent as the "prime rate" of the Agent for loans in Dollars with each change in such rate to be effective for purposes of this Agreement on the day on which such change is effective for the Agent's purposes, it being understood that such rate shall not necessarily be the best or lowest rate of interest available to the Agent's best or most preferred prime, large commercial customers.

            "Prime Rate Loan" shall mean Loans made and/or being maintained at a rate of interest based upon the Prime Rate.

            "Principal Office" shall mean the principal office of the Agent, presently located at 125 West 55th Street, New York, NY.

            "Project" shall mean, at all times, the nominal 725MW (nominal) gas-fired power generation plant, with both simple-cycle and combined-cycle capabilities and all auxiliary and other facilities constructed or to be constructed by or on behalf of the Borrower pursuant to the Material Project Documents at the Site and all other real property, easements and right-of-ways held by or on behalf of the Borrower and all rights to use easements and rights-of-ways of others.

            "Project Costs" shall mean the following costs and expenses incurred by the Borrower prior to the Conversion Date and, if such Project Cost is not a Budgeted Project Cost, approved by the Agent:

                                    (i) costs incurred by the Borrower under the Construction Contract (except for Change Orders not approved in accordance with Section 6.12 hereof), and other costs directly related to the design, engineering, construction, installation, start-up, and testing of the Project;

                                    (ii) fees and expenses incurred by or on behalf of the Borrower in connection with the development of the Project and the consummation of the transactions contemplated by this Agreement, including financial, accounting, legal, surveying and consulting fees, the costs of preliminary engineering, the costs of obtaining Necessary Project Approvals and any equity contributions made to the Borrower by the Sponsors or Affiliates of the Sponsors prior to the Closing Date;

                                    (iii) interest on the Construction Loans;

                                    (iv) financing fees and expenses in connection with the Commitments, including without limitation, Fees payable prior to the Conversion Date, fees and expenses associated with any Interest Rate Protection Agreement, and the fees and expenses of the Agent's counsel, the Engineering Advisor, the Market Consultant and the Insurance Advisor;

                                    (v) taxes incurred in connection with the construction of the Project;

                                    (vi) insurance premiums with respect to the Title Insurance Policy and the insurance required pursuant to Section 5.8;

                                    (vii) all costs, fees and expenses incurred by the Borrower under the Electrical Interconnection Agreement and the Fuel Interconnection Agreement, as the case may be, directly related to the design, engineering, construction, installation, start-up, and testing of the interconnection facilities contemplated by the Electrical Interconnection Agreement and the Fuel Interconnection Agreement, as the case may be; and

                                    (viii) principal, interest and other amounts owed by the Borrower to Mirant under the Bridge Facility Agreement; and

                                    (ix) any other costs and expenses that constitute Budgeted Project Costs.

            "Projections" shall have the meaning provided in Section 3.1(o).

            "Pro Rata Share" shall mean, as to any Bank on any date, a fraction (expressed as a percentage), the numerator of which shall be such Bank's Aggregate Commitment on such date and the denominator of which shall be the Aggregate Commitment of all Banks.

            "PUHCA" shall mean the Public Utility Holding Company Act of 1935, as amended from time to time.

            "Purchasing Banks" shall have the meaning provided in Section 9.4(d).

            "Reference Banks" shall mean Citibank, Bank of America, and JP Morgan Chase.

            "Regulations D, T, U and X" shall mean such Regulations of the Federal Reserve Board as may be from time to time in effect and any successor to all or any portion thereof.

            "Reportable Event" shall mean a "reportable event" within the meaning of Section 4043(c) of ERISA (other than a reportable event as to which the provision of thirty (30) days' notice to the PBGC is waived under applicable regulations), which results in, or could reasonably be expected to result in, a liability imposed upon the Borrower with respect to any ERISA Plan in excess of $500,000.

            "Revenue" shall mean, for any period, the aggregate of (a) the total revenue received by the Borrower from the sale of electricity, including energy, capacity or other ancillary services, (b) all Loss Proceeds from business interruption or delayed opening insurance (but excluding all other Loss Proceeds), (c) all Delay Liquidated Damages, (d) any interest or earnings on Permitted Investments on deposit in any of the Accounts, (e) all proceeds from the sale of assets permitted hereunder and (f) any other revenue earned by the Borrower during such period.

            "Revenue Account" shall have the meaning set forth in the Depositary Agreement.

            "S&P" shall mean Standard & Poor's Corporation or any successor thereto which is a nationally recognized rating agency.

            "Savings" shall mean the excess, if any, of Budgeted Project Costs over actual Project Costs incurred or necessary for the Borrower to incur in order to reach Facility Final Completion (as defined in the Construction Contract).

            "Scheduled Principal" shall mean the scheduled principal payments due with respect to the Term Loans in accordance with Schedule 1.1(E).

            "Secured Party" shall mean the Agent, the Depositary Bank, the Banks and any Secured Interest Rate Protection Provider.

            "Secured Interest Rate Protection Agreement" shall mean any Interest Rate Protection Agreement entered into by the Borrower with a Bank, in accordance with Section 5.13.

            "Secured Interest Rate Protection Provider" shall mean a Bank that is a party to any Secured Interest Rate Protection Agreement.

            "Security Agreement" shall mean the Assignment and Security Agreement, dated as of the date hereof, between the Borrower and the Agent.

            "Security Documents" shall mean the Mortgage, the Depositary Agreement, the Consents, the Pledge Agreement and the Security Agreement.

            "Site" shall mean those certain parcels described in Exhibit D of the Limited Liability Company Agreement.

            "Sponsor" shall mean each of Cleco Corporation, Mirant Corporation and any subsequent owners of their respective indirect equity interests in the Borrower.

            "Subordinate" shall mean junior in right of payment, preference and priority on the terms specified in Exhibit H attached hereto.

            "Subsidiary" shall mean, with respect to any Person, (i) any corporation fifty percent (50%) or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such Person, directly or indirectly through Subsidiaries, is either a general partner or has a fifty percent (50%) or greater equity interest at the time.

            "Substantial Completion" shall mean the occurrence of each of "Substantial Unit 1 Completion" and "Substantial Unit 2 Completion," each as defined in the Construction Management Services Agreement.

            "Supermajority Banks" shall mean (i) prior to the Conversion Date, Banks holding in aggregate sixty-six and two-thirds percent (66-2/3%) of the Total Construction Loan Commitment and (ii) on or after the Conversion Date, Banks holding in aggregate sixty-six and two-thirds percent (66-2/3%) of the outstanding Term Loans.

            "Taxes" shall have the meaning set forth in Section 2.19.

            "Termination Event" shall mean (i) a Reportable Event, or (ii) the initiation of any action by the Borrower, any member of the Borrower's ERISA Controlled Group or any ERISA Plan fiduciary to terminate an ERISA Plan (other than a standard termination under Section 4041(b) of ERISA) or the treatment of an amendment to an ERISA Plan as a termination under Section 4041(e) of ERISA if, as a result thereof, Borrower or any of its Subsidiaries would reasonably be expected to incur a liability in excess of $500,000, or (iii) the institution of proceedings by the PBGC under Section 4042 of ERISA to terminate an ERISA Plan or to appoint a trustee to administer any ERISA Plan.

            "Term Loan" shall have the meaning provided in Section 2.3.

            "Term Loan Commitment" shall mean, at any time, for any Bank, the amount set forth opposite such Bank's name on Schedule 1.1(A) hereto under the heading "Term Loan Commitment," as such amount may be reduced from time to time pursuant to Section 2.11 or 9.4, or increased pursuant to Section 9.4 in the case of an assignment thereunder of Credit Exposure to such Bank from another Bank.

            "Term Note" shall mean a promissory note of the Borrower dated the Conversion Date in the form of Exhibit C attached hereto.

            "Title Insurance Policy" shall have the meaning set forth in Section 3.1(j).

            "Tolling Agreement" shall mean the Tolling Agreement, dated as of April 30, 2001, between the Borrower and the MAEM as amended.

            "Total Construction Loan Commitment" shall mean the sum of the Construction Loan Commitments of all of the Banks, which in no event shall exceed $300,000,000.

            "Total Term Loan Commitment" shall mean the sum of the Term Loan Commitments of all of the Banks, which in no event shall exceed $300,000,000.

            "Transaction Documents" shall mean, individually and collectively, the Loan Documents and the Material Project Documents.

            "Transferee" shall have the meaning provided in Section 9.4(f).

            "Transfer Supplement" shall have the meaning provided in Section 9.4(d).

            "Trigger Event Date" shall mean the date on which the six month Eurodollar Rate is greater than or equal to 6.92%.

            "Turbine Agreements" shall mean each of the Unit 1 Turbine Agreement and the Unit 2 Turbine Agreement.

            "Type" shall have the meaning provided in Section 1.3.

            "Unfunded Benefit Liabilities" shall mean, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all accrued benefits calculated on an accumulated benefit obligation basis and based upon the actuarial assumptions used for accounting purposes (i.e., those determined in accordance with FASB statement no. 35 and used in preparing the Plan's financial statements) exceeds (ii) the fair market value of all Plan assets allocable to such benefits, determined as of the then most recent actuarial valuation report for such Plan.

            "Unit 1 Turbine Agreement" shall mean the Agreement for the Purchase and Sale of Equipment, dated as of November 22, 2000, between Mirant Corporation and GE, as assigned by Mirant Corporation to the Borrower, as amended.

            "Unit 2 Turbine Agreement" shall mean the Agreement for the Purchase and Sale of Equipment, dated as of February 2, 2000 between Mirant Corporation and GE, as assigned by Mirant Corporation to Mirant and by Mirant to the Borrower, as amended.

            "Unused Commitment Fee Base" shall mean, at any time, the Commitment Fee Base then in effect (excluding any component thereof following the date upon which the Banks' related Commitment has expired or terminated), less the outstanding Construction Loans.

            "Wastewater Discharge Permit Guarantee" shall mean the Wastewater Discharge Permit Guarantee executed by Mirant Corporation in form and substance substantially similar to Exhibit A-2 hereto and any replacement guarantee or letter of credit issued pursuant to the terms thereof.

            "Water Agreements" shall mean the Grant of Rights of Use and Predial Servitude, dated February 8, 2001, by the City of Monroe to the Borrower.

            "Withholding Taxes" shall have the meaning provided in Section 2.19.

            Section 1.2            Accounting Terms and Determinations.

                        (a)            Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Agent or the Banks hereunder shall (unless otherwise disclosed to the Agent or the Banks in writing at the time of delivery thereof in the manner described in subsection (b) below) be prepared, in accordance with generally accepted accounting principles (other than, in the case of interim financial statements, the absence of normally recurring year-end adjustments and notes) applied on a basis consistent with that used in the preparation of the latest financial statements furnished to the Banks hereunder. All calculations made for the purposes of determining compliance with the terms of this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with that used in the preparation of the annual or quarterly financial statements of the Borrower furnished to the Banks pursuant to Section 5.1 hereof

            Section 1.3            Types of Loans. Loans hereunder are distinguished by "Type." The "Type" of a Loan refers to whether such Loan is a Prime Rate Loan or a Eurodollar Loan, each of which constitutes a Type.

            Section 1.4            Certain Principles of Interpretation.

                        (a)            Unless the context requires otherwise, any reference in this Agreement to any of the Material Project Documents shall mean such Material Project Document and all schedules, exhibits and attachments thereto as amended, supplemented or otherwise modified (including, without limitation, in the case of the Construction Contract, Change Orders) and in effect from time to time. Unless otherwise stated, any reference in this Agreement to any Person shall include its permitted successors and assigns and, in the case of any Government Authority, any Person succeeding to its functions and capacities.

                        (b)            Defined terms in this Agreement shall include in the singular number the plural and in the plural number the singular.

                        (c)            The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall, unless otherwise expressly specified, refer to this Agreement as a whole and not to any particular provision of this Agreement and all references to Sections shall be references to Sections of this Agreement unless otherwise expressly specified.

                        (d)            Unless otherwise expressly specified, any agreement, contract, or document defined or referred to herein shall mean such agreement, contract or document in the form (including all amendments and clarification letters relating thereto) delivered to the Agent and the Banks on the Closing Date as the same may thereafter be amended, supplemented, or otherwise modified from time to time in accordance with the terms of this Agreement and of the other Loan Documents.

ARTICLE II

AMOUNT AND TERMS OF CREDIT FACILITIES

            Section 2.1            Construction Loans.

                        (a)            Subject to and upon the terms and conditions herein set forth, each Bank severally and not jointly agrees, at any time and from time to time on and after the Closing Date and on and prior to the Construction Loan Maturity Date, to make loans (collectively, "Construction Loans") to the Borrower, which Construction Loans shall not exceed in aggregate principal amount at any time outstanding the Construction Loan Commitment of such Bank. The Total Construction Loan Commitment shall expire, and each Construction Loan shall mature and be due and payable, on the Construction Loan Maturity Date, without further action on the part of any Bank or the Agent. Once repaid, Construction Loans may not be reborrowed.

                        (b)            Each Borrowing of Construction Loans shall be in the aggregate minimum amount of $1,000,000 or any integral multiple of $100,000 in excess thereof.

            Section 2.2            [Intentionally Deleted.

            Section 2.3            Term Loans.

                        (a)            Subject to and upon the terms and conditions herein set forth, each Bank severally and not jointly agrees on the Conversion Date to convert all of the Construction Loans outstanding on such date to term loans (the "Term Loans"). No Bank shall be obligated to make Term Loans in excess of the Term Loan Commitment of such Bank. Each Term Loan shall mature and be due and payable on the Final Maturity Date, without further action on the part of any Bank or the Agent. Once repaid Term Loans may not be reborrowed.

                        (b)            Each Term Loan shall be repaid by the Borrower, without premium or penalty, in amounts equal to the percentages of the aggregate amount of such Term Loan, on the Payment Dates specified on Schedule 1.1(C); provided that if the first Payment Date set forth on Schedule 1.1(C) occurs within forty-five (45) days of the Conversion Date, then the principal payment due on such date shall not be required to be paid and such amount shall be distributed among the other Payment Dates in accordance with the following paragraph. Any remaining amounts outstanding shall be due and payable at the applicable Final Maturity Date.

            Schedule 1.1(C) assumes the number of Payment Dates as set forth in such schedule and if at the Conversion Date the number of Payment Dates to the operative Final Maturity Date as determined on the Conversion Date, is different from the assumed number of Payment Dates, the schedule will be adjusted accordingly by eliminating the applicable Payment Date(s) (in direct order of maturity) and increasing the percentages set forth opposite the remaining Payment Dates, on a pro rata basis, by the percentage attributable to such eliminated Payment Date(s).

            Section 2.4            Notice of Borrowing.

                        (a)            Whenever the Borrower desires to borrow Loans hereunder, it shall submit a Notice of Borrowing to the Agent at the Agent's Office prior to 10:00 A.M., New York City time, at least one (1) Business Day prior to each Prime Rate Loan and at least three (3) Business Days prior to each Eurodollar Loan to be made hereunder. Each such Notice of Borrowing shall be irrevocable, shall be signed by an Authorized Officer and shall specify (i) the aggregate principal amount of the requested Loans, (ii) whether such Loans shall be Construction Loans or Term Loans, (iii) the date of Borrowing (which shall be a Business Day), and (iv) whether such Loans shall consist of Prime Rate Loans or Eurodollar Loans and, if Eurodollar Loans, the initial Interest Period to be applicable thereto.

                        (b)            The Borrower shall submit only one Notice of Borrowing per month with respect to Construction Loans.

                        (c)            Promptly but in any event on the same day of Agent's receipt of such Notice of Borrowing pursuant to Section 2.4(a) above, the Agent shall provide each Bank with a copy thereof and inform each Bank as to its Pro Rata Share of the Loans requested thereunder.

            Section 2.5            Disbursement of Funds.

                        (a)            No later than 1:00 P.M., New York City time, on the date specified in each Notice of Borrowing, each Bank will make available its Pro Rata Share of the Loans requested to be made on such date, in dollars and immediately available funds, at the Agent's Office. After the Agent's receipt of the proceeds of any Loans, the Agent will promptly thereafter make available to the Borrower, in the manner specified in the Depositary Agreement, the aggregate of the amounts so made available in the type of funds actually received.

                        (b)            Unless the Agent shall have been notified by any Bank prior to the date of a Borrowing that such Bank does not intend to make available to the Agent its portion of the Loans to be made on such date, the Agent may assume that such Bank has made such amount available to the Agent on such date and the Agent in its sole discretion may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Bank and the Agent has made such amount available to the Borrower, the Agent shall be entitled to recover such corresponding amount on demand from such Bank. Without in any way limiting any party's rights or remedies under applicable Law, the parties hereto acknowledge that in the event a Bank shall fail to make available to the Agent, within two (2) Business Days after receiving notice from the Agent, any Loan as required by the provisions of this Agreement (such Bank, a "Delinquent Bank"), any other Bank shall have the right (subject to pro-ration, if necessary), but not the obligation, to fund such Loan and the Borrower shall have the right to seek against such Delinquent Bank specific performance of its obligations hereunder or any other relief as may be available under applicable Law. Notwithstanding anything contained herein to the contrary, a Delinquent Bank shall have no voting, approval or consent rights and shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining non-Delinquent Banks for application to, and reduction of, their respective pro rata shares of all outstanding Loans. If the Agent notifies the Borrower at the time of any disbursement that the Agent has made an amount available upon the failure of a Bank to do so, then if such Bank does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent may notify the Borrower and the Borrower shall immediately thereupon repay such corresponding amount to the Agent. The Agent shall also be entitled to recover from such Bank or the Borrower, without duplication, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent, at a rate per annum equal to the then applicable rate of interest, calculated in accordance with Section 2.8, for the respective Type of Loans. Nothing herein shall be construed to relieve any Bank from its obligation to fulfill its commitments hereunder or to prejudice any rights which the Borrower may have against any Bank as a result of any default by such Bank hereunder. Notwithstanding anything contained herein or in any other Loan Document to the contrary, the Agent may apply all funds and the proceeds of Collateral available for the payment of any Obligations first to repay any amount owing by any Bank or the Borrower to the Agent as a result of any Bank's failure to fund its Loans hereunder.

            Section 2.6            Evidence of Obligations.

                        (a)            Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Bank resulting from each Loan made by such Bank, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder.

                        (b)            The Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Bank hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Banks and each Bank's share thereof.

                        (c)            The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any

Bank or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

                        (d)            Any Bank may request that Loans made by it be evidenced by a Construction Note or Term Note, as applicable. In such event, the Borrower shall prepare, execute and deliver to such Bank such Note payable to the order of such Bank (or, if requested by such Bank, to such Bank and its registered assigns). Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more Notes payable to the order of the payee named therein (or, if such Note is a registered note, to such payee and its registered assigns).

            Section 2.7            Interest.

                        (a)            Prime Rate. The Borrower agrees to pay interest in respect of the unpaid principal amount of each Prime Rate Loan from the date of the making of such Loan until such Loan shall be paid in full or converted at a rate per annum which shall be equal to the sum of the Applicable Margin plus the Prime Rate in effect from time to time, such interest to be computed on the basis of a 365/366-day year.

                        (b)            Eurodollar Rate. The Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date of the making of such Loan until such Loan shall be paid in full or converted at a rate per annum which shall be equal to the sum of the Applicable Margin plus the relevant Eurodollar Adjusted Rate, such interest to be computed on the basis of a 360-day year.

                        (c)             Default Rate. In the event that, and for so long as, an Event of Default specified in Section 7.1(a) shall have occurred and be continuing, the amount due and not paid shall bear interest at a rate per annum (the "Default Rate") equal to the sum of two percent (2.00%) plus the then applicable rate (including the Applicable Margin) in effect with respect to each Loan from time to time.

                        (d)             Payments. Interest on each Loan shall accrue from and including the date of the borrowing thereof to but excluding the date of any repayment thereof (provided that any Loan borrowed and repaid on the same day shall accrue one day's interest) and shall be payable (i) in respect of each Prime Rate Loan, quarterly in arrears on each Payment Date, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable to such Loan and, in the case of an Interest Period for Eurodollar Loans of six (6) or twelve (12) months, on the date occurring three (3) months and, if applicable, six (6) months and nine (9) months from the first day of such Interest Period and on the last day of such Interest Period, (each such date, an "Interest Payment Date"), and (iii) in the case of all Loans, on any prepayment or conversion (on the amount prepaid or converted), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

                        (e)             Notification of Rates. The Agent shall, upon determining a Eurodollar Adjusted Rate for any Interest Period, promptly notify the Borrower and the Banks thereof.

                        (f)             Excessive Interest. It is the intention of the parties hereto to conform strictly to applicable usury laws and, anything herein or elsewhere to the contrary notwithstanding, the Obligations shall be subject to the limitation that the Borrower shall not be required to pay, and the Secured Parties shall not be entitled to charge or receive, any interest to the extent that such interest exceeds the maximum rate of interest which the Secured Parties are permitted by applicable law to contract for, charge or receive and which would not give rise to any claim or defense of usury. If, as a result of any circumstances whatsoever, performance of any provision hereof or of any of Loan Documents shall, at the time performance of such provision is due, violate applicable usury law, then, ipso facto, the obligation to be performed shall be reduced to the highest lawful rate, and if, from any such circumstance, the Secured Parties shall ever receive interest or anything which might be deemed interest under applicable Law which would exceed the highest lawful rate, the amount of such excess interest shall be applied to the reduction of the principal amount owing on account of the Notes or the amounts owing on other Obligations and not to the payment of interest, or if such excessive interest exceeds the unpaid principal balance of the Obligations, such excess shall be refunded to the Borrower.

            Section 2.8            Interest Periods.

                        (a)             The Borrower shall, in each Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, conversion into or continuation of a Eurodollar Loan, select the interest period (each an "Interest Period") applicable to such Eurodollar Loan, which Interest Period shall, at the option of the Borrower, be either a one-month (or less as permitted by the Agent), two-month, three-month, six-month, or twelve-month period, provided, that:

                                    (i) the initial Interest Period for any Eurodollar Loan shall commence on the date of the making of such Loan (including the date of any conversion from a Prime Rate Loan) and each Interest Period occurring thereafter in respect of such Loan shall commence on the date on which the immediately preceding Interest Period, if any, expires;

                                    (ii) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided, however, that if any Interest Period applicable to a Borrowing of Eurodollar Loans would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the Business Day preceding the day of scheduled expiration;

                                    (iii) if any Interest Period applicable to a Borrowing of Eurodollar Loans begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

                                    (iv) no Interest Period in respect of any Construction Loan or Term Loan shall extend (A) beyond the Construction Loan Maturity Date to the extent that Construction Loans are not to be converted on the Construction Loan Maturity Date to Term Loans, or (B) beyond the applicable Final Maturity Date, as the case may be; and

                                    (v) no Interest Period in respect of a Term Loan shall extend beyond any date upon which a repayment of the Term Loans is required to be made pursuant to Section 2.3(b) or Section 2.13(a) unless the aggregate principal amount of Term Loans which are Prime Rate Loans or which have Interest Periods which will expire on or before such date is equal to or in excess of the amount of the Term Loan repayment required to be made on such date.

                        (a)             If upon the expiration of any Interest Period, the Borrower has failed to elect a new Interest Period to be applicable to the respective Eurodollar Loan as provided above, the Borrower shall be deemed to have elected to convert such Eurodollar Loans into Prime Rate Loans effective as of the expiration date of such current Interest Period.

            Section 2.9            Minimum Amount and Maximum Number of Eurodollar Loans. All borrowings, conversions, continuations, payments, prepayments and selection of Interest Periods hereunder shall be made or selected so that, after giving effect thereto, (i) the aggregate principal amount of any Borrowing comprised of Eurodollar Loans shall not be less than $1,000,000 or an integral multiple of $100,000 in excess thereof, and (ii) there shall be no more than ten (10) Borrowings (including Borrowings of Term Loans) comprised of Eurodollar Loans outstanding at any time; provided that upon notice to, and approval from, the Agent, the Borrower may consolidate outstanding Loans of the same Type so long as such consolidation does not cause any Bank to incur funding losses pursuant to Section 2.17.

            Section 2.10            Conversion or Continuation.

                        (a)             The Borrower shall have the option (i) to convert at any time all or any part of outstanding Prime Rate Loans to Eurodollar Loans, (ii) to convert all or any part of outstanding Eurodollar Loans to Prime Rate Loans, on the expiration date of the Interest Period applicable thereto, or (iii) to continue all or any part of outstanding Eurodollar Loans as Eurodollar Loans for an additional Interest Period, on the expiration of the Interest Period applicable thereto; provided that no Loan may be continued at the end of an Interest Period as, or converted into, a Eurodollar Loan when any Default or Event of Default has occurred and is continuing if the Supermajority Banks shall have notified the Borrower through the Agent that Eurodollar Loans shall not be available during such period.

                        (b)             In order to elect to convert or continue a Loan under this Section, the Borrower shall deliver an irrevocable Notice of Conversion or Continuation to the Agent no later than 10:00 A.M., New York City time, (i) at least one (1) Business Day in advance of the proposed conversion date in the case of a conversion to a Prime Rate Loan, and (ii) at least three (3) Business Days in advance of the proposed conversion or continuation date in the case of a conversion to, or a continuation of, a Eurodollar Loan. A Notice of Conversion or Continuation shall specify (w) the requested conversion or continuation date (which shall be a Business

Day), (x) the amount and Type of the Loan to be converted or continued, (y) whether a conversion or continuation is requested, and if a conversion, into what Type of Loan and (z) in the case of a conversion to, or a continuation of, a Eurodollar Loan, the requested Interest Period. Promptly after receipt of a Notice of Conversion or Continuation under this Section, the Agent shall provide each Bank with a copy thereof.

            Section 2.11            Reduction of Commitments. Upon at least three (3) Business Days prior irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Agent (which notice the Agent shall promptly transmit to each of the Banks), the Borrower shall have the right, without premium or penalty, to permanently reduce each Bank's Pro Rata Share of all or part of the unused Total Construction Loan Commitment; provided, that the Borrower shall have the right to reduce the amount of the unused Total Construction Loan Commitment pursuant to this Section only if the Total Construction Loan Commitment plus the Aggregate Equity Contribution Commitment plus funds available to the Borrower from other sources remaining after such reduction is sufficient, in the judgment of the Engineering Advisor, for the completion of the Project and for the payment of all Obligations due and owing, or to become due and owing. The Total Term Loan Commitment shall be automatically reduced pro rata with any reduction of the Total Construction Loan Commitment. Any Commitments reduced pursuant to this Section 2.11 shall not be reinstated.

            Section 2.12            Voluntary Prepayments. The Borrower shall have the right to prepay the Loans in whole or in part from time to time on the following terms and conditions: (i) the Borrower shall give the Agent written notice, which notice shall be irrevocable, of its intent to prepay the Loans, at least two (2) Business Days prior to the prepayment, which notice shall specify the amount of such prepayment and what Types of Loans are to be prepaid and, in the case of Eurodollar Loans, the specific Borrowing(s) pursuant to which made, and which notice the Agent shall promptly transmit to each of the Banks, (ii) each prepayment shall be in an aggregate principal amount of $500,000 or any integral multiple of $100,000 in excess thereof, and (iii) prepayments of Eurodollar Loans made pursuant to this Section may be made only on the last day of the Interest Period applicable thereto unless accompanied by a payment for all funding losses in accordance with Section 2.17. All prepayments shall be applied first to any interest or Fees that are then due on any Loan, next to interest or Fees accrued in respect of the Loans to be prepaid, and then to the unpaid principal of such Loans on a pro rata basis.

            Section 2.13            Mandatory Prepayments.

                        (a)             Unless converted to Term Loans, the Borrower shall repay the outstanding Construction Loans on the Construction Loan Maturity Date. On the applicable Final Maturity Date, the Borrower shall pay the entire outstanding amount of the Term Loans.

                        (b)             If any proceeds are received in respect of Performance Liquidated Damages, the Borrower shall prepay the outstanding Loans in accordance with Sections 3.6 and 3.8 of the Depositary Agreement in an amount equal to the amount of such proceeds; provided, that (i) no prepayment shall be due from proceeds received in respect of any warranty payment to the extent that such proceeds are to be applied to repair the item for which such warranty payment was received and (ii) prepayments of Eurodollar Loans shall be made on the next Interest Payment Date and prepayments of Prime Rate Loans shall be made on the next Business Day.

                        (c)             On the Conversion Date, the Agent shall calculate any Savings. The Agent shall then apply such Savings pursuant to Section 3.2 of the Equity Contribution Agreement.

                        (d)             On each Payment Date occurring after the Conversion Date, the Borrower shall prepay the outstanding Loans in accordance with priority Fifth of Section 3.2(b)(ii) of the Depositary Agreement.

                        (e)             All prepayments shall be applied first to any interest or Fees that are then due on any Loan, next to interest or Fees accrued in respect of the Loans to be prepaid, and then to the unpaid principal of such Loans in the inverse order of maturity.

                        (f)             With respect to each prepayment required to be made pursuant to this Section, the Borrower may designate, by written notice to the Agent on or before the date of such prepayment, the Types of Loans which are to be prepaid and, in the case of Eurodollar Loans, the specific Borrowing(s) pursuant to which made, provided that (i) prepayments of Eurodollar Loans may only be made on the last day of an Interest Period applicable thereto unless all Prime Rate Loans have been paid in full; and (ii) if any prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than $1,000,000 such Borrowing shall immediately be con verted into Prime Rate Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Agent shall, subject to the above, make such designation in its sole discretion.

                        (g)             All prepayments made pursuant to Sections 2.12 and 2.13 shall be without premium or penalty; provided that the Borrower shall make any payments due under an Interest Rate Protection Agreement in connection with such prepayment or the effects thereof. Following any prepayment, the Borrower shall provide to the Agent a certified copy of Schedule 1.1(C) that is adjusted to reflect such prepayment. Upon approval by the Agent (such approval not to be unreasonably withheld or delayed), such amended Schedule shall be deemed part of this Agreement and shall replace any previously delivered Scheduled 1.1(C).

            Section 2.14            Method and Place of Payment.

                        (a)             Except as otherwise specifically provided therein, all payments and prepayments under the Loan Documents shall be made to the Agent for the account of the Banks entitled thereto not later than 12:00 Noon, New York City time, on the date when due and shall be made in dollars and immediately available funds at the Agent's Office, and any funds received by the Agent after such time shall, for all purposes hereof (including the following sentence), be deemed to have been paid on the next succeeding Business Day. Except as otherwise specifically provided herein, the Agent shall thereafter cause to be distributed on the date of receipt thereof to each Bank in like funds its Pro Rata Share of the payments so received.

                        (b)             Unless otherwise provided herein, whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and the amount of such payment shall bear interest at the applicable rate during such extension.

                        (c)             All payments made by the Borrower hereunder and under the other Loan Documents shall be made irrespective of, and without any reduction for, any setoff or counterclaims.

            Section 2.15            Fees.

                        (a)             The Borrower agrees to pay to the Agent for the account of each Bank, a commitment fee (the "Commitment Fee") of 0.375% per annum on each Bank's Pro Rata Share of the daily average Unused Commitment Fee Base during the period from the date hereof through and including the Conversion Date. The accrued and unpaid Commitment Fee shall be payable in arrears on each Payment Date. The Commitment Fee shall be computed on the basis of a 365/366 day year.

                        (b)             The Borrower shall pay when due to the Agent such other fees as shall have been separately agreed by the Agent and the Borrower in writing including, without limitations, those fees described in the Fee Letter.

            Section 2.16            Interest Rate Unascertainable, Increased Costs, Illegality

                        (a)             In the event that the Agent, in the case of clause (i) below, or any Bank, in the case of clauses (ii) and (iii) below, shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

                                    (i) on any date for determining a Eurodollar Rate for any Interest Period, that by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of the Eurodollar Rate; or

                                    (ii) at any time that the relevant Eurodollar Adjusted Rate shall not represent the effective cost to such Bank of funding or maintaining a Eurodollar Loan, or such Bank shall incur increased costs or reductions in the amounts received or receivable hereunder in respect of any Eurodollar Loan, in any such case because of any change since the date of this Agreement in any applicable Law and including the introduction of any new Law (such as for example but not limited to a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D of the Federal Reserve Board to the extent included in the computation of the Euro-

dollar Adjusted Rate) whether or not having the force of Law and whether or not failure to comply therewith would be unlawful; or

                                    (iii) at any time, that the making or continuance by it of any Eurodollar Loan has become unlawful by compliance by such Bank in good faith with any change since the date of this Agreement in any applicable Law and including the introduction of any new Law (whether or not having the force of Law and whether or not failure to comply therewith would be unlawful);

then, and in any such event, the Agent or such Bank shall, promptly after making such determination, give notice (by telephone promptly confirmed in writing) to the Borrower and (if applicable) the Agent of such determination (which notice the Agent shall promptly transmit to each of the other Banks). Thereafter (x) in the case of clause (i) above, the Borrower's right to request Eurodollar Loans of the Type affected shall be suspended, and any Notice of Borrowing or Notice of Conversion or Continuation given by the Borrower with respect to any Borrowing of such Eurodollar Loans which has not yet been made, converted, or continued (as the case may be) shall be deemed canceled and rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Bank, upon such Bank's delivery of written demand therefor to the Borrower, with a copy to the Agent, such additional amounts (in the form of an increased rate of interest, or a different method of calculating interest, or otherwise, as such Bank in its sole discretion shall determine) as shall be required to compensate such Bank for such increased costs or reduction in amounts received or receivable hereunder and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in clause (b) below as promptly as possible and, in any event, within the time period required by Law. The written demand provided for in clause (y) shall specify the bases for, and set forth the computation of, the claimed amount in reasonable detail and, absent manifest error, shall be final, conclusive, and binding upon all of the parties hereto.

                        (b)             In the case of any Eurodollar Loan affected by the circumstances described in clause (a)(ii) above the Borrower may, and in the case of any Eurodollar Loan affected by the circumstances described in clause (a)(iii) above the Borrower shall, either (i) if any such Eurodollar Loan has not yet been made but is then the subject of a Notice of Borrowing or a Notice of Conversion or Continuation, be deemed to have canceled and rescinded such notice, or (ii) if any such Eurodollar Loan is then outstanding, require the affected Bank to convert each such Eurodollar Loan into a Loan of a different Type at the end of the applicable Interest

Period or such earlier time as may be required by Law, in each case by giving the Agent notice thereof on the Business Day that the Borrower was notified by the Bank pursuant to clause (a) above; provided, however, that all Banks whose Eurodollar Loans are affected by the circumstances described in clause (a) above shall be treated in the same manner under this clause (b).

                        (c)             In the event that the Agent determines at any time following its giving of notice based on the conditions described in clause (a)(i) above that such conditions no longer exist, the Agent shall promptly give notice thereof to the Borrower and the Banks, whereupon the Borrower's right to request Eurodollar Loans of the affected Type from the Banks and the Banks' obligation to make such Eurodollar Loans shall be restored.

                        (d)             In the event that a Bank determines at any time following its giving of a notice based on the conditions described in clause (a)(iii) above that such conditions no longer exist, such Bank shall promptly give notice thereof to the Borrower and the Agent, whereupon the Borrower's right to request Eurodollar Loans of the affected Type from such Bank and such Bank's obligation to make such Eurodollar Loans shall be restored.

            Section 2.17            Funding Losses. The Borrower shall compensate each Bank, upon such Bank's delivery of a written demand therefor to the Borrower, with a copy to the Agent (which demand shall, absent manifest error, be final and conclusive and binding upon all of the parties hereto), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by such Bank in connection with the liquidation or reemployment of deposits or funds required by it to make or carry its Eurodollar Loans, and including losses of anticipated profits), that such Bank sustains: (i) if for any reason (other than a default by such Bank) a Borrowing of, or conversion from or into, or a continuation of, Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion or Continuation (whether or not rescinded, canceled or withdrawn or deemed rescinded, canceled or withdrawn), (ii) if any repayment (including, without limitation, payment after acceleration) or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of the Interest Period applicable thereto, (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower, or (iv) as a consequence of any default by the Borrower in repaying its Eurodollar Loans or any other amounts owing hereunder in respect of its Eurodollar Loans when required by the terms of this Agreement. Calculation of all amounts payable to a Bank under this Section shall be made on the assumption that such Bank has funded its relevant Eurodollar Loan through the purchase of a Eurodollar deposit, bearing interest at the Eurodollar Rate, in an amount equal to the amount of such Eurodollar Loan, with a maturity equivalent to the Interest Period applicable to such Eurodollar Loan and through the transfer of such Eurodollar deposit from an offshore office of such Bank to a domestic office of such Bank in the United States of America, provided that each Bank may fund its Eurodollar Loans in any manner that it in its sole discretion chooses and the foregoing assumption shall only be made in order to calculate amounts payable under this Section.

            Section 2.18            Increased Capital. If any Bank shall have determined that compliance with any applicable Law, guideline, request or directive enacted after the date hereof (whether or not having the force of Law), has or would have the effect of reducing the rate of return on the capital or assets of such Bank or any Person controlling such Bank as a consequence of its commitments, Loans or obligations hereunder, then from time to time, upon such Bank's delivery of a written demand therefor to the Borrower (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank or Person for such reduction. Each written demand for compensation under this Section shall specify the bases for, and set forth the computation of, the claimed amount in reasonable detail, and absent manifest error, shall be final, conclusive, and binding upon all of the parties hereto.

            Section 2.19            Taxes.

                        (a)             All payments made by the Borrower under this Agreement shall be made free and clear of, and without reduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority excluding, in the case of the Agent and each Bank, net income and franchise taxes imposed on the Agent or such Bank by (i) the jurisdiction under the Laws of which the Agent or such Bank is organized or any political subdivision or taxing authority thereof or therein, (ii) by any jurisdiction in which such Bank's Domestic Lending Office or Eurodollar Lending Office, as the case may be, is located or any political subdivision or taxing authority thereof or therein, or (iii) the State of Louisiana as a result of the presence or activities of the Agent or any Bank in such jurisdiction that are not related to the transactions contemplated by the Loan Documents (all such non-excluded taxes, levies, imposts, deductions, charges or withholdings being hereinafter called "With-

holding Taxes"). If any Withholding Taxes are required to be withheld from any amounts payable to the Agent or any Bank hereunder or under the Notes as a result of a change in Law occurring after the Closing Date (and in the case of a Transferee, after the date such Transferee became a Transferee, and, in the case of any branch office, subsidiary or Affiliate of any Bank, after the date any such Bank transferred and carried its Loans to or for the account of any such branch office, subsidiary or Affiliate), the amounts so payable to the Agent or such Bank shall be increased to the extent necessary to yield to the Agent or such Bank (after payment of all Withholding Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes. Whenever any Withholding Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Agent for its own account or for the account of such Bank, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Withholding Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Banks for any incremental taxes, interest or penalties that become payable by the Agent or any Bank as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of the Notes and all other Obligations.

                        (d)             Each Bank that is not incorporated under the laws of the United States of America or a state thereof (including each Purchasing Bank that becomes a party to this Agreement pursuant to Section 9.4) represents and warrants that it is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes or is entitled to an exemption from backup withholding tax and agrees that, on or prior to the Closing Date (or on such date that it becomes a Bank pursuant to Section 9.4) it will deliver to the Borrower and the Agent, as the case may be, (i) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor applicable form, as the case may be, certifying in each case that such Bank is entitled to receive payments under this Agreement and the Notes payable to it, without deduction or withholding of any United States federal income taxes, and (ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax. Each Bank which delivers to the Borrower and the Agent a Form 1001 or 4224 and Form W-8 or W-9 pursuant to the preceding sentence further undertakes to deliver to the Borrower and the Agent two further copies of the said letter and Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such letter or form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent letter and form previously delivered by it to the Borrower, and such extensions or renewals thereof as may reasonably be requested by the Borrower, certifying in the case of a Form 1001 or 4224 that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless in any such case any change in Law has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such letter or form with respect to it and such Bank advises the Borrower that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax.

                        (c)             Notwithstanding anything to the contrary contained in this Section 2.19, (i) the Borrower or the Agent shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or other similar Taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder for the account of any Bank organized under the laws of a jurisdiction outside of the United States which has not provided to the Borrower and the Agent such forms that establish a complete exemption from such deduction or withholding and (ii) the Borrower shall not be obligated pursuant to Section 2.19 hereof to gross-up payments to be made to a Bank in respect of income or similar Taxes imposed by the United States or any additional amounts with respect thereto if the obligation to withhold amounts with respect to a United States tax existed on the date such Bank became a party hereto or the date such Bank designated a new lending office.

            Section 2.20            Notice of Increased Amounts. Notwithstanding anything herein to the contrary, no Bank shall be entitled to demand compensation or be compensated under this Article II to the extent that such compensation relates to any period of time more than one hundred eighty (180) days prior to the date upon which such Bank first notified the Borrower of the occurrence of the event entitling such Bank to such compensation (unless, and to the extent, that any such compensation so demanded shall relate to the retroactive application of any event so notified to the Borrower).

            Section 2.21            Use of Proceeds. The Borrower shall use the proceeds of each Construction Loan made hereunder solely to pay Project Costs. The Borrower shall use the proceeds of the Term Loans solely to repay the outstanding Construction Loans and accrued and unpaid interest and Fees thereon. Notwithstanding the foregoing, no proceeds of any Loan shall be used by the Borrower in violation of Regulation U.

            Section 2.22           Sharing of Payments, Etc.

                        (a)             The Borrower agrees that, in addition to (and without limitation of) any right of set-off, banker's lien or counterclaim a Bank may otherwise have, each Bank shall be entitled, at its option, to offset balances held by it for account of the Borrower at any of its offices, in dollars or in any other currency, against any principal of or interest on any of such Bank's Loans or any other amount payable to such Bank hereunder, that is not paid when due (regardless of whether such balances are then due to the Borrower), in which case it shall promptly notify the Borrower and the Agent thereof, provided that such Bank's failure to give such notice shall not affect the validity thereof.

                        (b)             If any Bank shall obtain from the Borrower payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any Note held by it or any other Loan Document through the exercise of any right of set-off, banker's lien or counterclaim or similar right or otherwise (other than from the Agent as provided herein), and, as a result of such payment, such Bank shall have received a greater percentage of the principal of or interest on the Loans or such other amounts then due hereunder by the Borrower to such Bank than the percentage received by any other Banks, it shall promptly purchase from such other Banks participations in (or, if and to the extent specified by such Bank, direct interests in) the Loans or such other amounts, respectively, owing to such other Banks (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Banks shall share the benefit of such excess payment (net of any expenses which may be incurred by such Bank in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Loans or such other amounts, respectively, owing to each of the Banks. To such end all the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

                        (c)             The Borrower agrees that any Bank so purchasing such a participation (or direct interest) may exercise all rights of set-off, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Bank were a direct holder of Loans or other amounts (as the case may be) owing to such Bank in the amount of such participation.

                        (d)             Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower. If, under any applicable bankruptcy, insolvency or other similar law, any Bank receives a secured claim in lieu of a set-off to which this Section applies, such Bank shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Banks entitled under this Section to share in the benefits of any recovery on such secured claim.

            Section 2.23            Removal by Assignment of Banks Incurring Increased Amounts. If any Bank shall (i) make any demand for payment under Section 2.16(a)(y), 2.18 or 2.19 or (ii) give notice to the Borrower pursuant to Section 2.16(a)(iii), the Borrower may demand that the affected Bank assign in accordance with Section 9.4(c) to one or more other Banks designated by the Borrower all (but not less than all) of such Bank's Commitment. If any such Banks designated by the Borrower shall fail to consummate such assignment on terms acceptable to the affected Bank, or if the Borrower shall fail to designate any such other Banks for all of the affected Bank's Commitment, then such demand by the Borrower shall become ineffective; it being understood for purposes of this Section that such assignment shall be conclusively deemed to be on terms acceptable to the affected Bank, and the affected Bank shall be compelled to consummate such assignment to such other Bank designated by the Borrower, if such other Bank (1) shall agree to such assignment and (2) shall offer compensation to the affected Bank in an amount equal to all amounts then owing by the Borrower to the affected Bank hereunder and under the Note or Notes made by the Borrower to the affected Bank, whether for principal, interest, fees, costs or expenses.

            Section 2.24            Change of Lending Office. If an event occurs with respect to a lending office of any Bank that obligates the Borrower to pay any amount under Section 2.17, 2.18 or 2.19, makes operable Section 2.16(a)(iii) or entitles the Bank to make a claim under Section 2.16(a)(y), such Bank shall, if requested by the Borrower, use reasonable efforts to designate another lending office or offices the designation of which will reduce the amount the Borrower is so obligated to pay, eliminate such operability or reduce the amount the Bank is so entitled to claim, provided that such designation would not, in the sole discretion of the Bank, be disadvantageous to such Bank in any manner or contrary to such Bank's policy. Any Bank may at any time and from time to time change any lending office and shall give notice of any such change to the Agent and the Borrower.

ARTICLE III

CONDITIONS PRECEDENT

            Section 3.1            Conditions Precedent to Initial Construction Loans. The obligation of each Bank to make its initial Construction Loan is subject to the satisfaction on the Closing Date of the following conditions precedent:

                        (a)             Loan Documents. (i) The Agent shall have received this Agreement (together with all amendments, supplements, schedules, and exhibits thereto), which (x) shall have been duly authorized, executed and delivered by each Person party thereto (other than the Agent and the Banks), (y) is in form and substance satisfactory to the Banks, and (z) is in full force and effect.

                                    (ii) The Agent shall have received the Equity Contribution Agreement (together with all amendments, supplements, schedules, and exhibits thereto), which (x) shall have been duly authorized, executed and delivered by each Person party thereto (other than the Agent and the Banks), (y) is in form and substance satisfactory to the Banks, and (z) is in full force and effect.

                                    (iii) The Agent shall have received the Security Agreement (together with all amendments, supplements, schedules, and exhibits thereto), which (x) shall have been duly authorized, executed and delivered by each Person party thereto (other than the Agent and the Banks), (y) is in form and substance satisfactory to the Banks, and (z) is in full force and effect.

                                    (iv) The Agent shall have received the Pledge Agreement (together with all amendments, supplements, schedules, and exhibits thereto), which (x) shall have been duly authorized, executed and delivered by each Person party thereto (other than the Agent and the Banks), (y) is in form and substance satisfactory to the Banks, and (z) is in full force and effect.

                                    (v) The Agent shall have received the Depositary Agreement (together with all amendments, supplements, schedules, and exhibits thereto), which (x) shall have been duly authorized, executed and delivered by each Person party thereto (other than the Agent and the Banks), (y) is in form and substance satisfactory to the Banks, and (z) is in full force and effect.

                                    (vi) The Agent shall have received the Mortgage (together with all amendments, supplements, schedules, and exhibits thereto), which (x) shall have been duly authorized, executed and delivered by each Person party thereto (other than the Agent and the Banks), (y) is in form and substance satisfactory to the Banks, and (z) is in full force and effect.

                                    (vii) The Agent shall have received the Air Permit Guarantee (together with all amendments, supplements, schedules, and exhibits thereto), which (x) shall have been duly authorized, executed and delivered by each Person party thereto (other than the Agent and the Banks), (y) is in form and substance satisfactory to the Banks, and (z) is in full force and effect.

                                    (viii) The Agent shall have received the Wastewater Discharge Permit Guarantee (together with all amendments, supplements, schedules, and exhibits thereto), which (x) shall have been duly authorized, executed and delivered by each Person party thereto (other than the Agent and the Banks), (y) is in form and substance satisfactory to the Banks, and (z) is in full force and effect.

                                    (ix) The Agent shall have received all other Loan Documents (other than the Secured Interest Rate Protection Agreement) (together with all amendments, supplements, schedules, and exhibits thereto), which (x) shall have been duly authorized, executed and delivered by each Person party thereto (other than the Agent and the Banks), (y) are in form and substance satisfactory to the Banks, and (z) are in full force and effect.

                        (b)             Material Project Documents. The Agent shall have received copies of each Material Project Document (together with all amendments, supplements and exhibits thereto), each of which (i) shall have been duly authorized, executed and delivered by each Person party thereto (other than the Agent and the Banks), (ii) is in the form of the appropriate form attached hereto (if such a form is attached) or otherwise in form and substance reasonably satisfactory to the Banks, and (iii) is in full force and effect and no material default shall exist thereunder.

                        (c)             Officer's Certificate. The Agent shall have received a certificate of an Authorized Officer of the Borrower, dated the Closing Date, certifying to the satisfaction of the Agent that all conditions precedent to the making of the initial Loan on the Closing Date have been satisfied or have been waived by the Banks in writing (other than to the extent the satisfaction of a condition is dependent on the judgment or discretion of the Agent or the Banks).

                        (d)             Formation Documents. The Agent shall have received the Limited Liability Company Agreement of the Borrower as amended, modified or supplemented to the Closing Date, certified to be true, correct and complete as of the Closing Date by an Authorized Officer of the Borrower, together with a certificate of formation and a good standing certificate from the Secretary of State of the State of Delaware, each dated the Closing Date or within five (5) days prior to the Closing Date.

                        (e)             Certified Resolutions, etc. (i) The Agent shall have received a certificate of an Authorized Officer of the Borrower dated the Closing Date certifying (x) the names and true signatures of the incumbent officers of the Borrower authorized to sign the Transaction Documents to which the Borrower is a party, and (y) that all required company action for approving and authorizing the execution, delivery and performance of all such Transaction Documents (a copy of which shall be attached to such certificate) has been taken.

                                    (ii) The Agent shall have received a certificate of an Authorized Officer of each Sponsor dated the Closing Date certifying (x) the names and true signatures of the incumbent officers of such Sponsor authorized to sign the Transaction Documents to which such Sponsor is a party, and (y) that all required company action for approving and authorizing the execution, delivery and performance of all such Transaction Documents (a copy of which shall be attached to such certificate) has been taken.

                        (f)             Authority to Conduct Business. The Agent shall have received evidence that the Borrower is duly authorized as a limited liability company to carry on its business as now being conducted by it and as proposed to be conducted, in each jurisdiction in which it is required to be so authorized.

                        (g)             Opinions of Counsel. The Agent shall have received legal opinions from the following counsel, each addressed to the Agent, each Bank, and each Person who may become a Purchasing Bank, dated the Closing Date and otherwise reasonably satisfactory in form and substance to the Agent:

                                    (i) Chadbourne & Parke, LLP, New York counsel to the Borrower, PEH, Cleco Corporation, MPI and Mirant Corporation;

                                    (ii) Phelps Dunbar LLP, special Louisiana counsel to the Borrower, Cleco Generation, Cleco Power, Cleco Corporation and PEH;

                                    (iii) Troutman Sanders LLP, special counsel to the Borrower;

                                    (iv) Paul, Hastings, Janofsky & Walker LLP, special counsel to MAEM;

                                    (v) Salans Hertzfeld Heilbronn Christy & Viener, special New York counsel to the Contractor;

                                    (vi) Gerard T. Bukowski, Missouri counsel to the Contractor;

                                    (vii) Anthony C. Walsh, counsel to General Electric Company;

                                    (viii) Edward D. Falso, counsel to General Electric International Inc.;

                                    (ix) Christopher T. Screen, counsel to Entergy Louisiana, Inc.;

                                    (x) Thomas V. Gardner, Jr., counsel to City of Monroe, Louisiana;

                                    (xi) Chris Kaitson, counsel to Mid-Louisiana Gas Company.

                        (h)             Security Documents; Filings; Membership Interests. (i) The Security Documents and all financing statements or other instruments with respect thereto, as may be necessary, shall have been duly filed or recorded in such manner and in such places as are required by Law to establish and perfect first priority Liens (subject to Permitted Liens), in favor of the Agent for the benefit of the Banks, as granted pursuant to the Security Documents. The Agent shall have received either copies of all such documents (including, without limitation, copies of all acknowledgment copies of filed financing statements and all other recordings made pursuant hereto) or other evidence satisfactory to the Banks of the filing of all such financing statements and other recordings. All taxes (including, but not limited to, mortgage recording taxes and recording fees), fees, and other charges payable in connection therewith shall have been paid in full by the Borrower.

                                    (ii) The Agent shall have received all certificates representing membership interests of the Borrower, together with instruments of transfer endorsed in blank, and any other document or instrument evidencing a perfected and first priority Lien on such membership certificates in favor of the Agent.

                        (i)             Record Searches. A search, made no more than thirty (30) days prior to the Closing Date, of the Uniform Commercial Code filing offices or other registers in each jurisdiction in which the Borrower has an office or in which assets of the Borrower are located, as certified by an Authorized Officer of the Borrower, shall have revealed no filings or recordings with respect to any of the Collateral (except Permitted Liens) in favor of any Person other than the Agent unless a termination statement has been filed with respect to such filing or recording. A list of all of such filings and recordings is set forth on the Schedule having the same number as this Section. The Agent shall have received a copy of the search reports received as a result of such search.

                        (j)             Title Insurance. The Agent shall have received a notice of title continuation or an endorsement to the Borrower's policy or policies of mortgage title insurance (the "Title Insurance Policy") from the title company insuring the Agent's interest in the Mortgaged Property updating the Title Insurance Policy to the Closing Date, showing no intervening liens or encumbrances on the Mortgaged Property (other than Permitted Liens) and showing that there has been no change in the state of title and no survey exceptions not theretofore approved by the Banks, which endorsement shall have the effect of setting the coverage of the Title Insurance Policy.

                        (k)             Survey. The Agent shall have received a current survey of the Site, conforming with American Land Title Association survey standards and otherwise reasonably acceptable to the Agent, prepared by a registered or licensed surveyor reasonably acceptable to the Agent and the title company insuring the Agent's interest in the Mortgaged Property, certified to the Borrower, the Agent, the Banks and said title company, showing: (i) the location of the Site, (ii) all easements benefitting the Site (or constituting a portion of the Site), all easements affecting the Site and all rights of way and existing utility lines referred to in the Title Insurance Policy or disclosed by a physical inspection of the Site, (iii) any established building lines, whether by zoning or agreement, and areas affected by restrictive covenants affecting the Site, (iv) adequate access to the Mortgaged Property, (v) encroachments, if any, and the extent thereof in feet and inches upon the Site and onto property adjacent to the Site and (vi) any improvements, whether existing or to the extent constructed, and the relationship of such improvements by distances to the perimeter of the Site, established building lines and street lines.

                        (l)             Easements. The Agent shall have received evidence reasonably satisfactory to the Agent that the Borrower has obtained all easements, licenses, rights-of-way and any other rights necessary for the construction, operation and maintenance of the Project free and clear of all Liens (other than Permitted Liens).

                        (m)             Environmental Matters. The Agent shall have received from the Borrower a Phase I environmental site assessment prepared by an environmental consultant satisfactory to the Agent. The Agent shall (i) be satisfied that the Borrower does not have any present or contingent liability relating to any Environmental Approval, Environmental Claim or Environmental Law in excess of $100,000 which is not covered by an indemnity agreement satisfactory in form and substance to the Agent and (ii) be satisfied that the Borrower presently is in compliance with all Environmental Laws.

                        (n)             [Intentionally Deleted].

                        (o)             Financial Statements and Information. The Agent shall have received (i) unaudited financial statements and pro forma balance sheets for the Borrower, for its most recently completed fiscal year and fiscal quarter, (ii) (x) audited financial statements and pro forma balance sheets for each Sponsor, MAEM and the Construction Contractor, for the most recently completed fiscal year of such Person and (y) unaudited quarterly financial statements and pro forma balance sheets for each Sponsor, MAEM and the Construction Contractor, for the most recently completed fiscal quarter of such Person and (iii) projections (the "Projections"), certified by an Authorized Officer of the Borrower as to the reasonableness of the underlying assumptions and the conclusions based thereon and reasonably satisfactory in form, substance, and detail to the Agent and the Engineering Advisor, covering the period from April 1, 2001 through the latest Final Maturity Date. The Projections shall state any assumptions made in connection with the preparation thereof.

                        (p)             Engineering Advisor's Report; Market Study. (1) The Banks shall have received a report of the Engineering Advisor, in form and substance satisfactory to the Banks, discussing, among other matters that the Banks may reasonably require, (i) the technical and economic viability of the Project, (ii) the feasibility of the Borrower's approach to construction and start-up of the Project, (iii) the appropriateness of the various performance tests and completion undertakings, (iv) environmental matters regarding the Project, including, but not limited to, review of the air permits and the pending appeal regarding the air permits and the review of other material permits. and (v) operating performance assumptions.

        (2) The Agent shall have received a report of the Market Consultant, in form and substance reasonably satisfactory to the Banks.

                        (q)             Insurance. The Agent shall have received (i) evidence satisfactory to the Agent from the Insurance Advisor stating (1) that all required insurance policies (to the extent reasonably available at commercially reasonable rates in the commercial insurance market for electric generating plants of a similar size, type, location and capacity) are in full force and effect, (2) all premiums due with respect to such policies have been paid, (3) none of the insurance policies is subject to cancellation without prior notice to the Agent and (4) all such policies conform with the requirements set forth in this Agreement and the other Transaction

Documents and (ii) an opinion of the Insurance Advisor, satisfactory to the Agent, that such insurance coverage is adequate.

                        (r)             Fees and Expenses. The Agent shall have received on the Closing Date, for its account and for the account of each Bank, as applicable, all Fees and other fees and expenses due and payable hereunder on or before the Closing Date, including, without limitation, the fees and expenses accrued and invoiced through the Closing Date of the Engineering Advisor, the Insurance Advisor, the Market Consultant and any legal counsel retained by the Agent.

                        (s)             Construction Budget; Construction Schedule. The Agent shall have (i) received a budget that sets forth all costs anticipated to be incurred for the development, construction, start-up, and testing of the Project and (ii) the construction schedule, each certified as complete and accurate in all material respects by an Authorized Officer of the Borrower and each reasonably satisfactory in form and substance to the Agent and the Engineering Advisor. The Agent and the Engineering Advisor shall be satisfied with the progress of the construction of the Project as of the Closing Date, including but not limited to, the review of all of the progress reports provided by the Construction Contractor to the Borrower as of the Closing Date.

                        (t)             Litigation. The Agent shall have received a certificate from an Authorized Officer of the Borrower certifying to the satisfaction of the Agent that, except for litigation in respect of the availability or enforceability of the air permits or the wastewater discharge permit for the Project, no action or proceeding is pending or threatened in writing in connection with the Project, the Borrower or any party to a Material Project Document, the Air Permit Guarantee, the Wastewater Discharge Permit Guarantee or any of the transactions contemplated thereby, in each case that could reasonably be expected to have a Material Adverse Effect.

                        (u)             Consents. The Agent shall have received executed copies of each of the Consents which shall each be (i) in full force and effect and (ii) in form and substance reasonably satisfactory to the Agent.

                        (v)             Event of Abandonment. No Event of Abandonment shall have occurred and be continuing.

                        (w)             Accounts. Each of the Accounts shall have been established with the Depositary Bank.

                        (x)             Bridge Facility Agreement. The Agent shall have received evidence that all amounts outstanding under the Bridge Facility Agreement have been (or simultaneously with the making of the initial Construction Loan hereunder will be) repaid in full and the Bridge Facility Agreement, and all related security documents or liens granted thereunder, shall have terminated (or will terminate simultaneously with the making of the initial Construction Loan hereunder); provided however that the Mortgage shall continue to be in full force and effect to the extent the rights and benefits thereunder are assigned to the Agent in connection with the execution and delivery of this Agreement.

                        (y)             MAEM. The Agent shall be satisfied (i) that the long-term senior unsecured Indebtedness of MAEM is rated at least "Baa3" by Moody's and "BBB-" by S&P, (ii) that Mirant Corporation, directly or indirectly, owns at least 51% of the outstanding voting equity of MAEM and (iii) with the terms and conditions of any intercompany lines of credit or other financial arrangements between MAEM and Mirant Corporation and copies of such agreements shall have been delivered to the Agent.

            Section 3.2            Conditions Precedent to the Making of All Loans and Conversion. The obligation of each Bank to extend any credit, including the obligation to make, extend, or increase Loans (including any Loan made on the Closing Date and any conversion of Construction Loans to Term Loans) is subject to the satisfaction on the date such Loan is to be made or on the date of such conversion of the following conditions precedent:

                        (a)             Representations and Warranties. An Authorized Officer of the Borrower shall have certified to the satisfaction of the Agent that the representations and warranties of the Borrower and the Sponsors in each of the Transaction Documents (other than representations and warranties which expressly speak only as of a different date) are true and correct in all material respects on such date both before and after giving effect to the making of such Loan or such conversion.

                        (b)             No Default or Event of Default. An Authorized Officer of the Borrower shall have certified to the satisfaction of the Agent that no (i) Default or Event of Default shall have occurred and be continuing or (ii) default or event of default under any Material Project Document shall have occurred and be continuing, on such date either before or after giving effect to the making of such Loan or such conversion.

                        (c)             Material Adverse Effect. An Authorized Officer of the Borrower shall have certified to the satisfaction of the Agent that no Material Adverse Effect has occurred and is continuing.

                        (d)             Notice of Borrowing; Request for Issuance. The Agent shall have received an executed Notice of Borrowing in respect of the Loans to be made on such date, which Notice of Borrowing shall contain the certifications required hereunder each made as of the date of such Notice of Borrowing and as of the date on which the Loan is to be made.

                        (e)             Certain Documents. For each Construction Loan, the Agent and the Engineering Advisor shall have received each of the documents described below, not later than three (3) Business Days before the date of such Loan:

                                    (i) A certification by the Engineering Advisor with respect to such Borrowing, in substantially the form of Exhibit J attached hereto with all blanks appropriately filled in;

                                    (ii) a notice of title continuation or down-date endorsement to the Title Insurance Policy from the title company insuring the Agent's interest in the Mortgaged Property updating the Title Insurance Policy to the date of the disbursement of such Loan, showing no intervening liens or encumbrances on the Mortgaged Property (other than Permitted Liens) and showing that there has been no change in the state of title and no survey exceptions not theretofore approved by the Banks; and

                                    (ii) an updated survey, after construction has advanced to the point where the foundations and footings for the Project are in place and the Engineering Advisor has advised that such a survey is appropriate, showing that the location of said foundations and footings is entirely within the Site, and does not encroach upon any easement or breach or violate any covenant, condition or restriction of record, or any applicable building or zoning ordinance.

                        (f)             Continuing Perfection and Priority of Liens. Except with respect to the Conversion Date, the Agent shall be satisfied that (i) the Agent continues to have a perfected security interest in all right, title, and interest of the Borrower in and to the Collateral prior to all other Liens thereon except Permitted Liens and (ii) all Governmental Approvals that are necessary or desirable in order to establish, protect, preserve and perfect the Agent's Lien shall have been duly made or taken and remain in full force and effect.

                        (g)             Governmental Approvals. The Agent shall have received a certificate of the Authorized Officer of the Borrower certifying to the satisfaction of the Agent that all material Governmental Approvals required for the construction, ownership and operation of the Project and performance under the Transaction Documents (except for those Governmental Approvals routinely granted at a later date in the ordinary course of business, the wastewater discharge permit for the Project and modifications to the air permits that will be required to reflect the currently anticipated configuration of the Project if the Phase I simple cycle combustion turbine is not converted to combined cycle mode within two (2) years of commencement of operations of Phase I of the Project) (i) have been duly obtained by the Borrower, (ii) are in full force and effect, (iii) are (except in the case of the air permits) final and nonappealable and (iv) no violation thereof has occurred except to the extent any such violation could not reasonably be expected to result in a Material Adverse Effect; provided however that insofar as this clause (g) is a condition to the conversion of the Loans, the wastewater discharge permit shall not be excepted from the requirements hereof and the Borrower shall be required to have obtained such permit. All such Governmental Approvals shall contain no conditions that, in the reasonable opinion of the Agent and the Engineering Advisor, are not capable of being satisfied by the Borrower on or prior to the time required.

                        (h)             Additional Project Documents. An Authorized Officer of the Borrower shall have certified that the Borrower has provided to the Agent copies of each Additional Project Document, together with all amendments, supplements, and exhibits thereto and the Ancillary Documents relating thereto, each of which (i) shall have been duly authorized, executed and delivered by each Person party thereto, and (ii) shall be in full force and effect.

                        (i)             Closing Date. For each extension of credit other than the initial extension of credit hereunder, the Closing Date shall have occurred.

            Section 3.3            Conditions Precedent to Conversion to Term Loans. The obligation of the Banks to convert Construction Loans to Term Loans is subject to the satisfaction on the date of such conversion of the following additional conditions precedent:

                        (a)             Substantial Completion. Substantial Completion shall have occurred.

                        (b)             Completion Certificate. The Agent shall have received the Completion Certificate from the Borrower and the Engineering Advisor.

                        (c)             Title Continuation. The Agent shall have received a notice of title continuation or an endorsement to the Title Insurance Policy from the title company insuring the Agent's interest in the Mortgaged Property updating the Title Insurance Policy to the Conversion Date, showing no intervening liens or encumbrances on the Mortgaged Property and showing that there has been no change in the state of title and no survey exceptions not theretofore approved by the Banks, which endorsement shall have the effect of setting the coverage of the Title Insurance Policy.

                        (d)             Insurance. The Agent shall have received evidence satisfactory to the agent from the Insurance Advisor stating (1) that all required insurance policies (to the extent reasonably available at commercially reasonable rates in the commercial insurance market for electric generating plants of a similar size, type, location and capacity) are in full force and effect, (2) all premiums due with respect to such policies have been paid, (3) none of the insurance policies is subject to cancellation without prior notice to the Agent and (4) all such policies conform with the requirements set forth in this Agreement and the other Transaction Documents.

                        (e)             Continuing Perfection and Priority of Liens. The Agent shall have received evidence that (i) the Agent continues to have a perfected security interest in all right, title, and interest of the Borrower in and to the Collateral prior to all other Liens thereon except Permitted Liens and (ii) all Governmental Approvals that are necessary or desirable in order to establish, protect, preserve and perfect the Agent's Lien shall have been duly made or taken and remain in full force and effect.

                        (f)             Debt Service Reserve Account. The Debt Service Reserve Account shall have been funded in an amount equal to the amount required to be on deposit therein (i) in cash or (ii) with a Debt Service Reserve Support Instrument.

                        (g)             Litigation. The Agent shall have received a certificate from an Authorized Officer of the Borrower certifying to the satisfaction of the Agent that, except for litigation in respect of the availability or enforceability of the air permits or the wastewater discharge permit for the Project, no action or proceeding is pending or threatened in writing in connection with the Project, the Borrower or any party to a Material Project Document, the Air Permit Guarantee, the Wastewater Discharge Permit Guarantee or any of the transactions contemplated thereby, in each case that could reasonably be expected to have a Material Adverse Effect.

                        (h)             [Intentionally Deleted].

                        (i)             Event of Abandonment. No Event of Abandonment shall have occurred and be continuing.

            Section 3.4            Conditions; General Principles.

                        (a)             The acceptance of the proceeds of each Loan shall constitute a representation and warranty by the Borrower to each of the Banks that all of the conditions required to be satisfied under this Article III in connection with the making of such Loan have been satisfied, unless expressly waived.

                        (b)             All of the agreements, instruments, reports, opinions and other documents and papers referred to in this Article III, unless otherwise expressly specified, shall be delivered to the Agent for the account of each of the Banks and, except for the Notes, in sufficient counterparts for each of the Banks.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce the Agent and the Banks to enter into this Agreement and to make the Loans, the Borrower makes the following representations and warranties. Any reference in any representation or warranty to a Transaction Document shall include only Transaction Documents that have been entered into on or prior to the date such representation or warranty is made or deemed made.

            Section 4.1            Existence and Business; Power and Authorization; Enforceable Obligations.

                        (a)             The Borrower is a limited liability company duly organized in accordance with the laws of the State of Delaware. The Borrower (i) has the limited liability company power and authority to own its property and assets and to transact the business in which it is engaged or presently proposes to engage, and (ii) is authorized to do business as a foreign limited liability company and is in good standing in each jurisdiction in which it is required to be authorized to do business.

                        (b)             The Borrower has full limited liability company power, authority and legal right to execute, deliver, and perform this Agreement and the other Transaction Documents to which it is a party or by which it is bound. The Borrower has full limited liability company power, authority and legal right to borrow hereunder.

                        (c)             The Borrower has taken all necessary limited liability company action to authorize the execution, delivery and performance of the Transaction Documents to which it is a party. No necessary limited liability company action on the part of the Borrower and no consent or authorization of any Person (other than a Governmental Authority) is required in connection with the execution, delivery, and performance by the Borrower of the Loan Documents to which it is a party or the validity and enforceability of the Loan Documents.

                        (d)             This Agreement and each other Transaction Document to which the Borrower is a party has been duly executed and delivered on behalf of the Borrower and constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms except as the enforce-

ment thereof may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of rights of creditors generally and except to the extent that enforcement of rights and remedies set forth therein may be limited by equitable principles (regardless of whether enforcement is considered in a court of law or a proceeding in equity).

            Section 4.2            No Violation. Neither the execution, delivery or performance by the Borrower of the Transaction Documents to which it is a party, nor compliance by it with the terms and provisions thereof nor the consummation of the transactions contemplated thereby, (i) will contravene any material provision of applicable Law, (ii) will conflict with or result in any breach of any of the terms and conditions of, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except Liens created pursuant to the Security Documents and Permitted Liens) upon any of the property or assets of the Borrower under, any other Transaction Document or any material agreement or instrument to which the Borrower is a party or by which it or any of its property or assets is bound, or (iii) will violate any provision of the organizational documents of the Borrower, in each case to the extent any such breach, conflict or Lien could reasonably be expected to result in a Material Adverse Effect.

            Section 4.3            Litigation. There are no actions, suits, investigations or proceedings by or before any Governmental Authority or arbitrator pending or, to the Borrower's knowledge, threatened in writing against or affecting the Borrower or the Project, except for (i) litigation in respect of the availability or enforceability of the air permits and the wastewater discharge permit for the Project and (ii) matters that could not reasonably be expected to have a Material Adverse Effect.

            Section 4.4            Governmental Approvals. All Governmental Approvals, which under applicable Law are required to have been obtained in connection with (i) the due execution, delivery and performance by the Borrower of the Transaction Documents to which it is a party, (ii) the development, construction, ownership and operation of the Project as contemplated by the Transaction Documents, and (iii) the grant by the Borrower of the Liens granted under the Security Documents or the validity, perfection and enforceability thereof or for the exercise by the Agent of its rights and remedies thereunder (all of the foregoing, the "Necessary Project Approvals") (except those Governmental Approvals routinely granted in the ordinary course at a later date, the wastewater discharge permit for the Project and for modifications to the air permits that will be required to reflect the currently anticipated configuration of the Project if the Phase I simple cycle combustion turbine is not converted to combined cycle mode within two (2) years of commencement of operations of Phase I of the Project, have been obtained, are in full force and effect, are properly in the name of the Borrower, and all conditions precedent thereunder have been satisfied and no violations have occurred, except to the extent such violations or failure to satisfy a condition could not reasonably be expected to have a Material Adverse Effect.

            Section 4.5            Project Compliance. The Project is being owned, developed, and constructed in compliance with (a) all applicable Laws, (b) the requirements of all material Necessary Project Approvals and (c) all Material Project Documents, except such noncompliance as could not, singly and in the aggregate, reasonably be expected to have a Material Adverse Effect.

            Section 4.6            Sole Purpose Nature; Business. The Borrower has not conducted and is not conducting any business other than business relating to the ownership, development, financing, construction, operation and maintenance of the Project as contemplated by the Transaction Documents and activities ancillary thereto.

            Section 4.7            Collateral. The Borrower has good, marketable and valid title in and to all of the Collateral free and clear of all Liens other than Permitted Liens.

            Section 4.8            Security Interests and Liens. The Security Documents create, as security for the Obligations, valid and enforceable perfected first priority Liens on all of the Collateral, in favor of the Agent for the ratable benefit of the Secured Parties, subject to no Liens other than Permitted Liens. All Governmental Approvals necessary or desirable to perfect such Liens have been duly effected or taken.

            Section 4.9            Investment Company Act; Public Utility Holding Company Act. The Borrower is not (i) an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended, (ii) a "public utility company," a "holding company," an "affiliate" of a "holding company," a "subsidiary" of a "holding company" or an "affiliate" of a "subsidiary" of a "holding company" within the meaning of PUCHA or (iii) subject to any other Law (including, without limitation, PUHCA) which purports to restrict or regulate its ability to borrow money other than the Federal Power Act under which FERC has pre-approved the issuance of securities and assumption of liabilities by the Borrower.

            Section 4.10            Energy Policy Act. The Borrower has duly obtained a determination from the FERC that the Borrower is an Exempt Wholesale Generator and such determination is in full force and effect. The Borrower has no reason to believe that the determination from the FERC is not valid or that the Borrower will fail to maintain its status as an Exempt Wholesale Generator through the latest Final Maturity Date.

            Section 4.11            No Defaults; Force Majeure. (a) No Default or Event of Default has occurred or is continuing and neither the Borrower nor either Sponsor is in breach of, or in default under, any Transaction Document to which it is a party. To the Borrower's knowledge, no third party to any Material Project Document is in breach of, or in default under, any Material Project Document to which it is a party.

                        (b)             To the Borrower's knowledge, no "force majeure event" (as such term is used or defined in each Material Project Document) has occurred and is continuing under any Material Project Document.

            Section 4.12            Payment of Taxes. The Borrower has filed or caused to be filed all federal, state and other tax returns which are required to be filed by it and has paid or has caused to be paid (prior to their delinquency dates) all taxes, fees, charges and assessments ("Taxes") which have become due pursuant to such returns or pursuant to any assessment received by it, other than Taxes the payment of which are subject to a Contest.

            Section 4.13            ERISA. The Borrower and those members of its ERISA Controlled Group that are subsidiaries of Borrower have no Plans. To the best knowledge of the Borrower (i) during the five-year period prior to the date hereof no accumulated funding deficiency (as defined in Section 412 of the Code or Section 302 of ERISA) or Reportable Event has occurred with respect to any Plan, (ii) there are no material Unfunded Benefit Liabilities under any Plan, (iii) during the five-year period prior to the date hereof the Borrower and each member of its ERISA Controlled Group have materially complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, (iv) the aggregate potential total withdrawal liability, and the aggregate potential annual withdrawal liability payments of the Borrower and the members of its ERISA

Controlled Group as determined in accordance with Title IV of ERISA as if the Borrower and the members of its ERISA Controlled Group had completely withdrawn from all Multiemployer Plans is not greater than $500,000 and $50,000, respectively, (v) no Multiemployer Plan is or is likely to be in reorganization (as defined in Section 4241 of ERISA or Section 418 of the Code) or is insolvent (as defined in Section 4245 of ERISA), (vi) no material liability to the PBGC (other than required premium payments), the Internal Revenue Service (other than user fees), any Plan or any trust established under Title IV of ERISA has been during the five-year period prior to the date hereof, or is reasonably expected by the Borrower or any member of its ERISA Controlled Group to be, incurred by the Borrower, (vii) neither the Borrower nor any member of its ERISA Controlled Group has any contingent liability with respect to any post-retirement benefit under any "welfare plan" (as defined in Section 3(1) of ERISA), other than liability for continuation coverage under Part 6 of Title I of ERISA and (viii) no Lien under Section 412(n) of the Code or 302(f) of ERISA or requirement to provide security under Section 401(a)(29) of the Code or Section 307 of ERISA has been during the five-year period prior to the date hereof or is reasonably expected by the Borrower to be imposed on the assets of the Borrower, except when any such deficiency event, liabilities, payment, noncompliance, default, reorganization, insolvency or Lien is, singly or in the aggregate, reasonably expected to result in a Material Adverse Effect.

            Section 4.14            Representations and Warranties; True and Complete Disclosure. (a) All representations, warranties and other factual statements furnished by or on behalf of the Borrower in this Agreement, in any other Transaction Document or otherwise in writing to the Agent, any Secured Party, the Insurance Advisor, the Market Consultant or the Engineering Advisor on or prior to the Closing Date is, and all other representations, warranties and other factual statements hereafter furnished by or on behalf of the Borrower in writing to the Agent, any Secured Party, the Insurance Advisor, the Market Consultant or the Engineering Advisor, in each case, when taken as a whole with any additional information provided by or on behalf of the Borrower with respect to such item, will be true and correct in all material respects on the date as of which such information is or was dated or furnished and not incomplete by omitting any material fact necessary to make such information (taken as a whole) not misleading at such time.

                        (b)             The assumptions constituting the basis on which the Borrower prepared the Projections and developed the numbers set forth therein were developed and consistently utilized in good faith and are reasonable and represent the

Borrower's best judgment as to the matters contained in the Projections, based on all information known to the Borrower on the Closing Date.

            Section 4.15            Environmental Matters.

                        (a)             Except to the extent that it could not reasonably be expected to have a Material Adverse Effect, (i) the Borrower and its Environmental Affiliates are in compliance with all applicable Environmental Laws, (ii) except with respect to the issuance of the wastewater discharge permit and any modification to the air permit received in connection with the currently anticipated configuration of the Project if the Phase I single cycle combustion turbine is not converted to combined cycle mode, the Borrower and its Environmental Affiliates have all material Environmental Approvals required to operate their businesses as presently conducted or as reasonably anticipated to be conducted and are in compliance with the terms and conditions thereof, (iii) except with respect to the validity and enforceability of the air and wastewater permits for the Project, neither the Borrower nor any of its Environmental Affiliates has received any communication (written or oral), whether from a Governmental Authority, employee or otherwise, that alleges that the Borrower or such Environmental Affiliate is not in full compliance with all Environmental Laws and Environmental Approvals, and (iv) to the Borrower's best knowledge after due inquiry, there are no circumstances that may prevent or interfere with such full compliance in the future.

                        (b)             There is no Environmental Claim pending or, to the Borrower's knowledge, threatened against the Borrower or its Environmental Affiliates that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect except with respect to the issuance of the air and wastewater permits for the Project.

                        (c)             There are no present, or to the best knowledge of the Borrower, past actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claims against the Borrower or any of its Environmental Affiliates that could reasonably be expected to have Material Adverse Effect.

            Section 4.16            Insurance. All insurance policies required to be obtained (to the extent reasonably available at commercially reasonable rates in the commercial insurance market for electric generating plants of a similar size, type, location and capacity) under the Transaction Documents have been obtained and are in full force and effect.

            Section 4.17            Subsidiaries. The Borrower has no Subsidiaries.

            Section 4.18            Broker Fees. The Borrower has not paid or become obligated to pay any material fee or commission to any broker, finder or intermediary for or on account of arranging the financing of the transactions contemplated by the Transaction Documents.

            Section 4.19            Financial Statements; Financial Condition. The financial statements of the Borrower delivered pursuant to Section 3.1(o) (including the related notes and schedules thereto) were prepared in accordance with GAAP and fairly present in all material respects the financial condition and the results of operations of the Borrower on the dates and for the periods covered thereby, except as disclosed in the notes thereto and, with respect to interim financial statements, subject to normally recurring year-end adjustments. The Borrower has no material Contingent Obligation not shown on such financial statements except for indemnity obligations under the Transaction Documents.

            Section 4.20            Material Adverse Change. Since the ending date of the most recent audited (or certified) financial statements of the Borrower and each Sponsor, there has occurred no material adverse change in the financial condition of such Person that could reasonably be expected to have a Material Adverse Effect.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that on and after the Closing Date and until the Loan Agreement Termination Date, unless otherwise agreed by the Majority Banks:

            Section 5.1            Information Covenants. The Borrower will furnish to the Agent (with a copy for each of the Banks):

                        (a)             Quarterly Financial Statements. Within fifty-five (55) days after the close of each quarter in each year of the Borrower, the balance sheet of the Borrower as at the end of such quarterly period and the related statements of income, cash flows and changes in financial position for such quarterly period and for the elapsed portion of the year ended with the last day of such quarterly period, and in each case setting forth comparative figures for the related periods in the prior year.

                        (b)             Annual Financial Statements. Within one hundred twenty (120) days after the close of each year of the Borrower, the balance sheet of the Borrower as at the end of such year and the related statements of income, cash flows and changes in financial position for such year, setting forth comparative figures for the preceding year and certified without qualification by an independent certified public accountants of recognized national standing acceptable to the Agent (it being understood that Arthur Andersen, PriceWaterhouseCoopers, KPMG Peat Marwick, Ernst & Young, and Deloitte & Touche shall be considered acceptable) together with a report of such accounting firm stating that in the course of its regular audit of the financial statements of the Borrower, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default arising with respect to Section 6.2, or in the opinion of such accounting firm a Default or Event of Default arising with respect to Section 6.2 has occurred and is continuing, a statement as to the nature thereof.

                        (c)             Officer's Certificates. At the time of the delivery of the financial statements under clauses (a) and (b) above, a certificate of an Authorized Officer of the Borrower which certifies (x) that such financial statements fairly present in all material respects the financial condition and the results of operations of the Borrower on the dates and for the periods indicated in accordance with GAAP, subject, in the case of interim financial statements, to the absence of notes and normally recurring year-end adjustments and (y) that such Authorized Officer has reviewed the terms of the Loan Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and financial condition of the Borrower during the accounting period covered by such financial statements, and that as a result of such review such Authorized Officer has concluded that no Default or Event of Default has occurred during the period commencing at the beginning of the accounting period covered by the financial statements accompanied by such certi-

ficate and ending on the date of such certificate or, if any Default or Event of Default has occurred, specifying the nature and extent thereof and, if continuing, the action the Borrower proposes to take in respect thereof.

                        (d)             Project Party Financial Statements. (i) Within fifty-five (55) days after the close of each quarter in each year of each Sponsor (until such Sponsor has satisfied all its obligations under the Transaction Documents) and MAEM, the balance sheet of such Person as at the end of such quarterly period and the related statements of income, cash flows and changes in financial position for such quarterly period and for the elapsed portion of the year ended with the last day of such quarterly period, and in each case setting forth comparative figures for the related periods in the prior year.

                        (ii) Within ninety (90) days after the close of each year of each Sponsor (until such Sponsor has satisfied all its obligations under the Transaction Documents) and MAEM, the balance sheet of such Person as at the end of such year and the related statements of income, cash flows and changes in financial position for such year, setting forth comparative figures for the preceding year and certified without qualification by an independent certified public accountants of recognized national standing acceptable to the Agent together with a report of such accounting firm stating that in the course of its regular audit of the financial statements of such Person, which audit was conducted in accordance with generally accepted auditing standards.

                        (e)             Notice of Default, Litigation or Other Event. Promptly and in any event within ten (10) Business Days after the Borrower obtains knowledge thereof, notice of (i) the occurrence of any Default or Event of Default, (ii) any litigation pending or threatened in writing or any governmental proceeding pending or threatened against the Borrower or otherwise affecting the Project where the amount of any claim thereunder is in excess of $2,000,000, (iii) any other event, act or condition which could reasonably be expected to result in a Material Adverse Effect, (iv) any Event of Abandonment, (v) casualty event with respect to the Project if the value of the damage caused by such event is in excess of $2,000,000, (vi) any event of Condemnation and (vii) any citation or notice of material noncompliance with applicable Law.

                        (f)             Notices Under Transaction Documents. Promptly after delivery or receipt thereof, copies of all notices or documents given or received by the Borrower pursuant to any of the Transaction Documents other than routine correspondence given or received in the ordinary course of business relating to routine aspects of construction, operation and maintenance of the Project.

                        (g)             Environmental Matters. Promptly and in any event within five (5) Business Days after the existence of any of the following conditions, a certificate of an Authorized Officer of the Borrower specifying in detail the nature of such condition and the Borrower's or applicable Environmental Affiliate's proposed response thereto: (i) the receipt by the Borrower or any of its Environmental Affiliates of any communication (written or oral) from a Governmental Authority or any written communication from any other Person that alleges that the Borrower or such Environmental Affiliate is not in compliance with applicable Environmental Laws or Environmental Approvals, (ii) the Borrower or any of its Environmental Affiliates shall obtain actual knowledge that there exists any Environmental Claim pending or threatened against the Borrower or such Environmental Affiliate, or (iii) the Borrower shall obtain knowledge of any release, emission, discharge or disposal of any Material of Environmental Concern that could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Environmental Affiliates which, in the case of items (i) through (iii), could reasonably be expected to have a Material Adverse Effect.

                        (h)             Other Information. From time to time, such other information or documents (financial or otherwise) prepared by the Borrower in the ordinary course of business as the Agent or any Bank through the Agent may reasonably request.

            Section 5.2            Books, Records and Inspections. The Borrower shall keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of Law shall be made of all dealings and transactions in relation to its business and activities. The Borrower shall permit officers and designated representatives of the Agent to visit and inspect any of the properties of the Borrower, and to examine the books of record and account of the Borrower, and discuss the affairs, finances and accounts of the Borrower with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable notice to the Borrower and during normal business hours in a manner which does not unreasonably interfere with the Borrower's business.

            Section 5.3            Taxes and Claims. The Borrower shall pay or cause to be paid when due, all Taxes and all charges, betterments, or other assessments relating to the Mortgaged Property, and all other lawful claims required to be paid by the Borrower, except to the extent any of the same are subject to a Contest.

            Section 5.4            Governmental Approvals. The Borrower shall (i) maintain in full force and effect, and perform all actions required of it to comply with, all Necessary Project Approvals and (ii) obtain and renew all Necessary Project Approvals prior to the time required, except, in each case, to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

            Section 5.5            Compliance with Law. The Borrower shall own, construct, operate and maintain the Project in compliance with all Laws, except such noncompliance as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

            Section 5.6            Performance of Obligations. The Borrower shall (i) perform all actions required of it to comply in all respects with its obligations under each Material Project Documents and (ii) maintain each Material Project Document in full force and effect, except, in each case, where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

            Section 5.7            Exempt Wholesale Generator. The Borrower shall own, construct, operate and maintain the Project in a manner so that at all times the Project will be an Exempt Wholesale Generator or otherwise be exempt from regulation under PUHCA.

            Section 5.8            Insurance. The Borrower shall at all times obtain and maintain, or cause to be obtained and maintained, the types and amounts of insurance listed and described on Schedule 5.8, in accordance with the terms and provisions set forth in such Schedule, to the extent such insurance is reasonably available at commercially reasonable rates in the commercial insurance market for electric generating plants of a similar size, type, location and capacity as the Project. The Borrower shall obtain and maintain such other insurance as may be required pursuant to the terms of any Material Project Document.

            Section 5.9            Operating Budget. No less than forty-five (45) Business Days in advance of the beginning of each calendar year, the Borrower will adopt an operating plan and a budget for the ensuing calendar year and provide a copy of such operating plan and budget at such time to the Agent (each such operating plan and budget is herein called an "Operating Budget"). Each Operating Budget shall be prepared in accordance with a form approved by the Engineering Advisor and shall be approved by the Agent (acting in consultation with the Engineering Advisor) within fifteen (15) Business Days of receipt (such approval not to be unreasonably withheld, delayed or conditioned). If the Borrower shall not have adopted an annual Operating Budget before the beginning of any calendar year or any Operating Budget adopted by the Borrower shall not have been approved by the Agent (acting in consultation with the Engineering Advisor) before the beginning of any upcoming calendar year, the Operating Budget for the preceding calendar year shall, until the adoption of an annual Operating Budget by the Borrower and approval of such Operating Budget by the Agent (acting in consultation with the Engineering Advisor), as the case may be, be deemed to be in force and effective as the annual Operating Budget for such upcoming calendar year (escalated in accordance with CPI).

            Section 5.10            Operation of Project; Maintenance of Existence and Properties.

                        (a)             The Borrower shall operate and maintain the Project, or cause the Project to be operated and maintained, in accordance with standard industry practices and, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, in accordance with the terms of the Material Project Documents and the Necessary Project Approvals.

                        (b)             The Borrower shall do or cause to be done, all things necessary to preserve and keep in full force and effect its limited liability company existence

                        (c)             The Borrower (i) shall do or cause to be done, all things necessary to preserve and keep in full force and effect and its patents, trademarks, trade names, copyrights, franchises and similar rights required for the development, construction, ownership and operation of the Project and (ii) shall not infringe in any respect upon the rights of others, except, in either case, to the extent failure to do so could not reasonably be expected to result in a Material Adverse Effect.

                        (d)             The Borrower shall maintain good and marketable title to all property owned or leased by it and shall preserve such property free and clear of all Liens (other than Permitted Liens). The Borrower shall ensure material compliance with all material building restrictions and regulations, except to the extent failure to do so could not reasonably be expected to result in a Material Adverse Effect.

            Section 5.11            Enforcement of Material Project Documents. The Borrower shall enforce and preserve all rights under all Material Project Documents unless the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

            Section 5.12            Maintenance of Lien. The Borrower will take or cause to be taken all action required or desirable to maintain and preserve the Liens of the Security Documents and the priority thereof (subject to Permitted Liens). The Borrower will from time to time execute or cause to be executed any and all further instruments (including financing statements, continuation statements and similar statements with respect to any of the Security Documents) and register and record such documents and instruments in such offices reasonably requested by the Agent for such purposes. The Borrower will take all action reasonably required to cause each Additional Project Document to be or become subject to the Lien of the Security Documents (whether by amendment to the Security Agreement or otherwise) and shall deliver or cause to be delivered to the Agent such legal opinions, certificates or Ancillary Documents with respect to such Additional Project Document as the Agent may reasonably request.

            Section 5.13            Interest Rate Protection Agreements. The Borrower shall enter into Interest Rate Protection Agreements within thirty (30) days of the Trigger Event Date with a Bank and on terms and conditions satisfactory to the Agent with respect to at least fifty percent (50%) of the outstanding Loans for the period through the Final Maturity Date to reasonably protect the Borrower against interest rate fluctuations; provided that the Borrower may enter into an Interest Rate Protection Agreement with a counterparty other than a Bank but the obligations thereunder shall by unsecured.

            Section 5.14            Further Assurances. The Borrower will take all such further actions and execute all such further documents and instruments as the Agent may at any time reasonably determine to be necessary to further carry out and consummate the transactions contemplated by the Loan Documents or the Material Project Documents.

            Section 5.15            Use of Proceeds. (a) The Borrower shall use the proceeds of the Loans in accordance with the terms of this Agreement and the other Loan Documents.

                        (d)             The Borrower shall transfer and deposit, or cause to be transferred and deposited, all Revenues and all other amounts, payments and revenues of every nature and kind received by, or on behalf of, the Borrower from whatever source to the relevant Account in accordance with this Agreement and the Depositary Agreement (except to the extent the Sponsors are subrogated to the Borrower's rights to receive amounts under the Construction Contract or the Turbine Agreements following payment of such amounts by the Sponsors to the Agent under the Construction Management Services Agreement).

ARTICLE VI

NEGATIVE COVENANTS

The Borrower covenants and agrees that on and after the Closing Date until the Loan Agreement Termination Date, unless otherwise agreed by the Majority Banks:

            Section 6.1            Distributions. The Borrower shall not declare or pay any distributions or return any capital to its members or authorize or make any other distribution, payment or delivery of property or cash to the Sponsors as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, any membership interests, units, or other equity interests of the Borrower now or hereafter outstanding (or any options or rights issued with respect thereto), or set aside any funds for any of the foregoing purposes (all the foregoing "Distributions"); provided, that Distributions may be made by the Borrower at any time from funds deposited in the Borrower Account pursuant to Section 3.5 of the Depositary Agreement, so long as (i) prior to the Conversion Date, no Default or Event of Default shall have occurred and be continuing at such time and (ii) on or after the Conversion Date, (x) the Debt

Service Coverage Ratio for the previous four quarters of the Borrower shall be equal to or greater than 1.2:1.0 and (y) no Default or Event of Default shall have occurred and be continuing at such time; provided, further, that the Borrower may make (i) payments to the Sponsors or their Affiliates as required by the Material Project Documents so long as no Default or Event of Default has occurred and is continuing and (ii) the payment made to the Sponsors on the Closing Date as reimbursement of equity previously contributed to the Borrower and as a reimbursement of costs and expenses previously incurred.

            Section 6.2            Indebtedness. The Borrower shall not create, incur, assume, suffer to exist or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, other than:

                                    (i) Indebtedness hereunder and under the other Loan Documents;

                                    (ii) Indebtedness under Interest Rate Protection Agreements;

                                    (iii) Indebtedness to the Sponsors or Affiliates thereof which is Subordinate to the Obligations;

                                    (iv) trade and similar Indebtedness incurred in the ordinary course of business;

                                    (v) Indebtedness secured by Permitted Liens; and

                                    (vi) other Indebtedness in an aggregate principal amount not to exceed $5,000,000.

            Section 6.3            Liens. The Borrower shall not create, incur, assume or suffer to exist, directly or indirectly, any Lien on any of its property now owned or hereafter acquired, other than the following:

                                    (i) Liens granted to the Agent for the benefit of the Secured Parties pursuant to the Security Documents;

                                    (ii) Liens for taxes not yet due or which are subject to a Contest;

                                    (iii) Statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, and other Liens imposed by Law (other than any Lien imposed by ERISA or pursuant to any Environmental Law) created in the ordinary course of business for amounts not yet due or which are subject to a Contest;

                                    (iv) Liens (other than any Lien imposed by ERISA or pursuant to any Environmental Law) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds, and other similar obligations (exclusive of obligations for the payment of borrowed money); provided that the aggregate amount of obligations secured by Liens referred to in this clause (iv) shall not exceed $500,000;

                                    (v) Easements, rights-of-way, zoning, and similar restrictions and other charges or encumbrances referred to in the Title Insurance Policy (including Liens and encumbrances pursuant to the Louisiana Private Works Act) or that are approved by the Agent and which, in either case, do not interfere with the conduct of the business of the Borrower and which do not detract materially from the value of the property to which they attach or impair materially the use thereof by the Borrower or have a Material Adverse Effect, and that are otherwise in form acceptable to the Agent;

                                    (vi) Liens for purchase money security interests in vehicles and equipment that are not essential to the Project; provided that the aggregate amount of such Liens incurred pursuant to this clause (vi) does not exceed $1,000,000;

                                    (vii) Subordinated Liens; and

                                    (viii) other Liens; provided that the aggregate amount of such Liens incurred pursuant to this clause (viii) does not exceed $2,000,000.

            Section 6.4            Restriction on Fundamental Changes. The Borrower shall not enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or any part of its business or property, whether now or hereafter acquired, except (i) sales of assets in the ordinary course of business, (ii) sales of assets the proceeds of which are used to purchase new or replacement assets and (iii) sales of assets with an aggregate book value not in excess of $1,000,000 per individual transaction or $2,000,000 during any year.

            Section 6.5            Advances, Investments and Loans. The Borrower shall not lend money or credit or make advances or contributions to any Person, or directly or indirectly purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to any Person or maintain any bank accounts, except that the Borrower may maintain the Accounts and the Permitted Investments of the funds on deposit therein and may hold securities received in lieu of defaulted payments.

            Section 6.6            Transactions with Affiliates. The Borrower shall not enter into any material transaction or series of related transactions with any Affiliate, other than (i) the transactions provided for in the Material Project Documents, (ii) transactions on terms which are to the Borrower at least as favorable as could be obtained by the Borrower in an arms-length transaction or (iii) transactions otherwise fully disclosed to, and approved in writing by, the Agent, which approval shall not be unreasonably withheld, delayed or conditioned.

            Section 6.7            Changes in Business. The Borrower shall not enter into or engage in any business other than the construction, ownership, maintenance, management and operation of the Project and the sale of fuel in connection therewith (and activities incidental thereto).

            Section 6.8            Plans. The Borrower shall not, nor shall it permit any member of its ERISA Controlled Group that is a subsidiary of Borrower to, take any action which would create any Unfunded Benefit Liabilities in excess of $500,000.

            Section 6.9            Fiscal Year; Fiscal Quarter. The Borrower shall not change its fiscal year or any of its fiscal quarters without the prior written approval of the Agent.

            Section 6.10            Abandonment. The Borrower shall not permit or suffer to exist an Event of Abandonment.

            Section 6.11            Amendment of Material Project Documents; Additional Project Documents. The Borrower shall not:

  amend or modify in any material respect, assign (or permit any other third party to assign) any of its rights or obligations under, terminate, grant consents with respect to any obligation under, waive timely performance or observance by any Person (other than the Agent, the Depositary Bank or any Bank) of any material obligation under any Material Project Document (other than with respect to Change Orders permitted by Section 6.12 hereof); provided that the first amendment to each of the Maintenance Agreements shall be permitted so long as such amendments are substantially similar to the draft of such amendments attached hereto as Schedule 6.11.
  enter into any Additional Project Documents unless the aggregate payments to be made, or liabilities to be incurred, by the Borrower thereunder, when taken together with all other Additional Project Documents, do not exceed $1,000,000 annually or $5,000,000 in the aggregate.
            Section 6.12            Change Orders. The Borrower shall not enter into or approve any Change Order without the approval of (a) the Agent acting in consultation with the Engineering Advisor (such approval not to be unreasonably withheld, delayed or conditioned) if the net cost of such Change Order is in excess of $1,000,000 or (b) the Majority Banks acting in consultation with the Engineering Advisor (such approval not to be unreasonably withheld, delayed or conditioned) if the net cost of such Change Order, together with all prior Change Orders, would equal or exceed $5,000,000 and, in each case, unless the Borrower can show that, following the effectiveness of such Change Order, the Total Construction Loan Commitment plus the Aggregate Equity Contribution Commitment plus funds available to the Borrower from other sources is sufficient, in the reasonable judgment of the Engineering Advisor, for the completion of the Project and for the payment of all Obligations due and owing, or to become due and owing.

            Section 6.13            Scope of Project. The Borrower shall not change the overall design, scope or nature of the Project; provided that the Borrower may, with the prior written consent of the Majority Banks, convert the Phase I simple cycle combustion turbine to combined cycle mode so long as an Authorized Officer of the Borrower certifies that such conversion will comply with all applicable Laws, Governmental Approvals and Material Project Documents, including, without limitation, the Tolling Agreement, unless the failure to do so could not reasonably be expected to have a Material Adverse Effect. The Majority Banks shall in good faith consider a request for such conversion and consent to such request shall not unreasonably be withheld, delayed or conditioned. If such consent is provided, the Banks shall enter into documentation that is reasonably required for financing such conversion (it being understood that no Bank shall be required to fund any amounts in connection with such conversion except as otherwise required pursuant to the terms of this Agreement).

            Section 6.14            Environmental Matters. The Borrower shall not release, emit, discharge or dispose of, or shall not permit the use, release, emission, discharge or disposal of, any Material of Environmental Concern in violation of any Environmental Law, except to the extent any such violation could not reasonably be expected to have a Material Adverse Effect.

            Section 6.15            Governmental Regulation. The Borrower shall not lose its Exempt Wholesale Generator status or take any action that would cause the Project to lose its "eligible facility" status as defined in Section 32 of PUHCA without the consent of the Banks. The Borrower shall not be deemed by any Governmental Authority to be, or be subject to financial, organizational or rate regulation as, an "electric utility," "electric corporation," "electrical company," "gas utility," "steam company," "steam utility," "public utility," "public utility holding company," "water utility" or similar entity under any existing Law of the United States (other than regulations applicable to an Exempt Wholesale Generator under the Federal Power Act), any state, or any political subdivision of the United States or any state, including, without limitation, PUHCA or the Federal Power Act, as amended.

            Section 6.16            Restricted Activities. The Borrower shall not, without the prior written consent of the Agent, enter into any agreement that restricts its ability to (i) amend any Transaction Document, (ii) sell assets, (iii) create Liens, (iv) incur Indebtedness or (v) make Distributions, except for the Transaction Documents.

            Section 6.17            Completion. The Borrower shall not declare acceptance or Substantial Completion without the Agent's prior written consent after consultation with the Engineering Advisor (such consent not to be unreasonably withheld, delayed or conditioned ).

ARTICLE VII

EVENTS OF DEFAULT; REMEDIES

            Section 7.1            Events of Default. Each of the following events, acts, occurrences or conditions shall constitute an Event of Default under this Agreement, regardless of whether such event, act, occurrence or condition is voluntary or involuntary or results from the operation of Law or pursuant to or as a result of compliance by any Person with any judgment, decree, order, rule or regulation of any Governmental Authority:

                        (a)             Failure to Make Payments. The Borrower shall (i) default in the payment when due of any Fees or any other Obligations (other than principal on the Loans), for ten (10) or more Business Days, or (ii) default in the payment when due of any principal with respect to the Loans, including any mandatory prepayments required hereunder.

                        (b)             Breach of Representation or Warranty. Any material representation or warranty made by the Borrower or any Sponsor in any Transaction Document or in any certificate or statement delivered pursuant thereto shall prove to be false or misleading in any material respect on the date as of which made or deemed made; provided that no Event of Default shall exist if the condition or circumstance causing or giving rise to such misrepresentation is capable of being cured and is cured within sixty (60) days after the date on which such representation or warranty shall have been found to be false or misleading; provided further that if an Authorized Officer of the Borrower certifies to the Agent that such misrepresentation or warranty is capable of being cured and that the Borrower is diligently pursuing such cure, than the cure period shall be extended for an additional one hundred eighty (180) days.

                        (c)             Breach of Covenants. (i) The Borrower shall fail to perform or observe any covenant or obligation arising under Sections 5.10(b), 5.15(b), 6.1, 6.4 or 6.7, (ii) the Borrower shall fail to perform or observe any covenant or other obligation arising under Section 5.8 and such failure shall continue for ten (10) days from the occurrence of such failure, (iii) either Sponsor or the Borrower shall fail to perform or observe any material covenant or obligation arising under the Wastewater Discharge Permit Guarantee or the Air Permit Guarantee and such failure shall continue for ten (10) Business Days from the occurrence of such failure, or either document shall cease to be in full force and effect prior to its stated termination date or (iv) the Borrower shall fail to perform or observe any other covenant or obligation arising under this Agreement (except those described in subsections (a), (b),(c)(i), (c)(ii) and (c)(iii) above) or under any other Loan Document, and such failure shall continue for sixty (60) days from the date the Borrower receives notice of such breach from the Agent provided that such cure period shall be extended for an additional one hundred eighty (180) days if an Authorized Officer of the Borrower certifies to the Agent that the Borrower is diligently pursuing a cure and that there is no material impairment of the value of the Collateral during such period.

                        (d)             Default Under Material Project Documents. (i) Any party shall breach or otherwise be in default under any Material Project Document that, after giving effect to any cure periods contained in such Material Project Document, has a Material Adverse Effect; provided, however, that (1) such event shall not be an Event of Default if the Borrower enters into an agreement in replacement of such Material Project Document within ninety (90) days of the breach or default and such replacement document is in form and substance, and with a party, reasonably satisfactory to the Majority Banks and (2) a default in payment by GE or the Construction Contractor shall not be an Event of Default if the Sponsors have made such payment to the Agent under the Construction Management Services Agreement.

                        (ii) Any Material Project Document shall cease to be in full force and effect prior to its stated termination date; provided, however, that such event shall not be an Event of Default if the Borrower enters into an agreement in replacement of such Material Project Document within ninety (90) days of the breach or default and such replacement document is in form and substance, and with a party, reasonably satisfactory to the Majority Banks.

                         (e)             Bankruptcy, Etc. (i) Any Event of Bankruptcy shall occur with respect to the Borrower, any Sponsor or any other party to a Material Project Document, the Wastewater Discharge Permit Guarantee or the Air Permit Guarantee (until the expiration of such Material Project Document, the Wastewater Discharge Permit Guarantee or the Air Permit Guarantee) unless, with respect to any party to a Material Project Document (other than the Borrower or a Sponsor), such party is replaced by a party that is reasonably satisfactory to the Majority Banks.

                        (f)             Event of Loss. There shall have occurred an Event of Loss or Condemnation involving all or substantially all of the assets or operations of the Project unless a plan of restoration or repair shall have been approved in accordance with Section 3.6 of the Depositary Agreement and the Borrower is proceeding in accordance with such plan.

                        (g)             Event of Abandonment. There shall have occurred an Event of Abandonment.

                        (h)             Security Documents. Any of the Security Documents shall for any reason cease to be in full force and effect, or shall cease to give the Agent the Liens, rights, powers and privileges purported to be created thereby, and such cessation shall affect Collateral with an aggregate value of at least $1,000,000.

                        (i)             Equity Contribution Agreement. Any Sponsor shall fail to comply with any of its material obligations under the Equity Contribution Agreement and such failure shall continue for three (3) Business Days from the occurrence of such failure.

                        (j)             Date Certain. Substantial Completion of the Project shall not have occurred on or prior to the Date Certain.

                        (k)             Ownership of the Borrower. At any time following the Conversion Date, the Sponsors shall collectively cease to own at least 51% of the total Ownership Interests (as defined in the Equity Contribution Agreement) of the Borrower.

            Section 7.2            Rights and Remedies.

                        (a)             Upon the occurrence of any Event of Default described in Section 7.1(e) with respect to the Borrower, the Commitments shall automatically and immediately terminate and the unpaid principal amount of and any and all accrued interest on the Loans and any and all accrued Fees and other Obligations shall automatically become immediately due and payable, with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by Borrower, and the obligation of each Bank to make any Loan hereunder shall thereupon terminate.

                        (b)             Upon the occurrence and during the continuance of any Event of Default (other than an Event of Default described in Section 7.1(f) with respect to the Borrower), the Agent shall at the request, or may with the consent, of the Supermajority Banks, by written notice to the Borrower (i) declare that the Commitments are terminated, whereupon the Commitments and the obligation of each Bank to make any Loan hereunder shall immediately terminate, and (ii) declare the unpaid principal amount of and any and all accrued and unpaid interest on the Loans and any and all accrued and unpaid Fees and other Obligations to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower.

                        (c)             In addition to the foregoing, upon the occurrence and during the continuance of any Event of Default, the Agent shall at the request, or may with the consent, of the Supermajority Banks, (i) exercise all of its rights as a secured party, under the Security Documents or under applicable Law or otherwise (and all remedial provisions in the Security Documents are hereby incorporated by reference), and (ii) apply all amounts on deposit in the Accounts to the Obligations in such order as it shall select in its sole discretion.

ARTICLE VIII

THE AGENT

            Section 8.1            Appointment. Each Bank hereby irrevocably designates and appoints the Agent (subject to the first sentence of Section 8.9) as the agent of such Bank under this Agreement and each other Loan Document, and such Bank irrevocably authorizes the Agent to take such actions on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and each other Loan Document, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Agent shall be read into this Agreement or otherwise exist against the Agent. The provisions of this Article VIII are solely for the benefit of the Agent and the Banks and the Borrower shall not have any rights as a third-party beneficiary or otherwise under any of the provisions hereof. In performing its functions and duties hereunder and under the other Loan Documents, the Agent shall act solely as the agent of the Banks and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or any of its successors and assigns.

            Section 8.2            Delegation of Duties. The Agent may execute any of its duties under this Agreement or the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties so long as such counsel was selected with reasonable due care. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

            Section 8.3            Exculpatory Provisions. The Agent shall not be (i) liable for any action lawfully taken or omitted to be taken by it or any Person described in Section 8.2 under or in connection with this Agreement or any other Loan Document (except for its or such Person's own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by any Person contained in this Agreement or any other Transaction Document or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or any other Transaction Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any other Transaction Document or for any failure of any Person (other than itself to the extent set forth herein) to perform their obligations hereunder or thereunder. The Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the any party to the Transaction Documents. This Section is intended solely to govern the relationship between the Agent, on the one hand, and the Banks, on the other.

            Section 8.4            Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent with reasonable due care. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless the Agent shall have received an executed Transfer Supplement in respect thereof. The Agent shall have no liability for failing or refusing to take any action under this Agreement or any other Loan Document if it shall first receive such advice or concurrence of the Supermajority Banks as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases have no liability in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Supermajority Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks and all future holders of the Notes. This Section does not govern the relationship of the Borrower, on the one hand, and the Banks, on the other.

            Section 8.5            Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agent has received notice from a Bank or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Agent receives such a notice, the Agent shall promptly deliver copies thereof to the Banks. The Agent shall take such action with respect to such Default or Event of Default as shall be directed by the

Supermajority Banks; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to), subject to Section 7.2 hereof, take such action, or refrain from taking such action, with respect to such Default or Event of Default as the Agent shall deem advisable and in the best interests of the Banks.

            Section 8.6            Non-Reliance on Agent and the Banks. Each Bank and each Bank expressly acknowledges that neither the Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken shall be deemed to constitute any representation or warranty by the Agent. Each Bank represents and warrants to the Agent that it has, independently and without reliance upon the Agent or any Bank and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of all relevant Persons and made its own decision to make its Loans hereunder and enter into this Agreement. Each Bank also represents that it will, independently and without reliance upon the Agent or any Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, prospects, financial and other condition and creditworthiness of the all relevant Persons. Except for notices, reports and other documents expressly required under the Loan Documents to be furnished to the Banks by the Agent, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, prospects, financial and other condition or creditworthiness of any relevant Person which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

            Section 8.7            Indemnification. The Banks agree to indemnify the Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for the Agent or such Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Agent or such Person shall be designated a party thereto) that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Agent or such Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated hereby or the execution, delivery or performance of any Transaction Document (but excluding any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the gross negligence or willful misconduct of the Agent or such Person as finally determined by a court of competent jurisdiction).

            Section 8.8            Agent in Its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, the Sponsors and the other parties to the Material Project Documents as though the Agent were not the Agent hereunder. With respect to Loans made or renewed by it and any Note issued to it, the Agent shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not the Agent, and the terms "Bank" and "Banks" shall include the Agent in its individual capacity.

            Section 8.9            Successor Agent. The Agent may resign as Agent upon thirty (30) days notice to the Borrower and the Banks and the Agent may be removed from its position as Agent at any time by the vote of the Supermajority Banks. If the Agent shall resign as Agent under this Agreement or be removed pursuant to the preceding Sentence, then the Supermajority Banks during such 30-day period shall appoint from among the Banks a successor agent that shall be reasonably satisfactory to the Borrower (such approval not to be unreasonably withheld or delayed), and upon the acceptance by such successor agent the successor agent shall succeed to the rights, powers and duties of the Agent and the term "Agent" shall mean such successor agent, effective upon its appointment and acceptance, and the former Agent's rights, powers and duties as Agent shall then be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article VIII and Section 9.1 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

ARTICLE IX

MISCELLANEOUS

            Section 9.1            Payment of Expenses and Indemnity.

                        (a)             The Borrower shall, whether or not the transactions hereby contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Agent in connection with (i) subject to the fee cap arrangements between the Agent and its consultants, the negotiation, preparation, execution and delivery of the Loan Documents and the documents and instruments referred to therein, (ii) the syndication, management, and agenting of the Loans (including reasonable fees and expenses of the Engineering Advisor in the performance of services contemplated by the terms of this Agreement, or otherwise in providing engineering expertise reasonably deemed necessary by the Agent in connection with any consent or approval by the Banks, the Majority Banks, the Supermajority Banks, or the Agent, or in connection with the reasonably deemed necessary review of any circumstance or condition affecting the Project, the reasonable fees and expenses of the Insurance Advisor or the Market Consultant), (iii) the creation, perfection or protection of the Agent's Liens in the Collateral (including, without limitation, fees and expenses for title and lien searches and filing and recording fees), (iv) subject to the fee cap arrangements between the Agent and its consultants, the Agent's review and due diligence (including, without limitation, the review of the Material Project Documents and the reasonable fees and expenses of the Engineering Advisor, the Market Consultant and the Insurance Advisor), and (v) any amendment, waiver or consent relating to any of the Loan Documents (including, without limitation, as to each of the foregoing, the reasonable fees and disbursements of counsel to the Agent and any other attorneys retained by the Agent); provided that administration costs and expenses will not include any of the Agent's time and materials and will be limited to travel expenses and third-party fees. All such costs and expenses incurred prior to the Closing Date shall be due and payable on the Closing Date. All costs and expenses incurred after the Closing Date shall be due and payable within forty-five (45) days of receipt by the Borrower of invoices therefor.

                        (b)             The Borrower shall pay all out-of-pocket costs and expenses of the Agent and each Bank in connection with the preservation of rights under, and enforcement of, the Loan Documents and the documents and instruments referred to therein or in connection with any restructuring or rescheduling of the

 Obligations (including, without limitation, the fees and disbursements of counsel for the Agent and the Banks).

                        (c)             The Borrower shall pay, and hold the Agent and each Bank harmless from and against, any and all present and future stamp, excise, mortgage recording and other similar taxes and fees with respect to the foregoing matters and hold the Agent and each Bank harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Bank) to pay such taxes.

                        (d)             The Borrower shall indemnify the Agent, each Bank and their respective officers, directors, employees, representatives and agents (each an "Indemnitee") from, and hold each of them harmless against, any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitee in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, asserted against or incurred by any Indemnitee as a result of, or arising out of, or in any way related to or by reason of, (i) any of the transactions contemplated hereby or the execution, delivery or performance of any Loan Document or any other Material Project Document, (ii) any violation by the Borrower or its Environmental Affiliates of any applicable Environmental Law or Environmental Approval, (iii) any Environmental Claim arising out of the management, use, control, ownership or operation of property or assets by the Borrower or any of its Environmental Affiliates, including, without limitation, all on-site and off-site activities involving Materials of Environmental Concern, (iv) the breach of any environmental representation or warranty set forth in Section 4.24, (v) the grant to the Agent and the Secured Parties of any Lien in any property or assets of the Borrower or any equity interest in the Borrower, and (vi) the exercise by the Agent and the Secured Parties of their rights and remedies (including, without limitation, foreclosure) under any agreements creating any such Lien (but excluding, as to any Indemnitee, any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements to the extent caused by reason of the gross negligence or willful misconduct of such Indemnitee as finally determined by a court of competent jurisdiction). The Borrower's obligations under this Section shall survive the repayment of all obligations and the termination of this Agreement.

            Section 9.2            Right of Setoff. In addition to any rights now or hereafter granted under applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, and each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other indebtedness at any time held or owing by such Bank (including, without limitation, by branches and agencies of such Bank wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations of the Borrower to such Bank under this Agreement or under any of the other Loan Documents, including, without limitation, all interests in Obligations purchased by such Bank pursuant to Section 2.22, and all other claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not such Bank shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

            Section 9.3            Notices. Except as otherwise expressly provided herein, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and shall be deemed to have been duly given or made when delivered by hand, or upon actual receipt if deposited in the United States mail, postage prepaid, or, in the case of telecopy notice, when confirmation is received, or, in the case of a nationally recognized overnight courier service, one Business Day after delivery to such courier service, addressed, in the case of each party hereto, at its address specified opposite its name on Schedule 9.3 or on the appropriate Transfer Supplement, or to such other address as may be designated by any party in a written notice to the other parties hereto.

            Section 9.4            Successors and Assigns; Participations; Assignments.

                        (a)             Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Banks, the Agent, all future holders of the Notes and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Bank. No Bank may participate, assign or sell any of its Credit Exposure (as defined in clause (b) below) except as required by operation of law, in connection with the merger, consolidation or dissolution of any Bank or as provided in this Section.

                        (b)             Participations. Any Bank may at any time sell to one or more Persons (each a "Participant") participating interests in any Loan owing to such Bank, any Note held by such Bank, any Commitment of such Bank and/or any other interest of such Bank hereunder (in respect of any such Bank, its "Credit Exposure"). No sale of a participating interest of less than $5,000,000 shall be permitted. Notwithstanding any such sale by a Bank of participating interests to a Participant, such Bank's rights and obligations under this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of any such Note for all purposes under this Agreement (except as expressly provided below), and the Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. The Borrower agrees that if any Obligations are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence and during the continuance of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement or any Note, provided that such right of setoff shall be subject to the obligations of such Participant to share with the Banks, and the Banks agree to share with such Participant, as provided in Section 2.22. The Borrower acknowledges that each Participant shall be entitled to the benefits of Sections 2.15, 2.16, 2.17, 2.18, 2.19 and 2.22, provided that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Bank would have been entitled to receive in respect of the amount of the participating interest transferred by such transferor Bank to such Participant had no such transfer occurred. Each Bank agrees that any agreement between such Bank and any such Participant in respect of such participating interest shall not restrict such Bank's right to agree to any amendment, supplement, waiver or modification to this Agreement or any other Material Project Document, except where the result of any of the foregoing would be to extend the final maturity of any Obligation or any regularly scheduled installment thereof, reduce the rate of interest or Fees, extend the time of payment of interest thereon, reduce the principal amount thereof, or release all or substantially all of the Collateral.

                        (c)             Assignments. Any Bank may, in the ordinary course of its business and in accordance with applicable Law, at any time assign to any Person with the consent of the Agent and, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower (such consent not to be unreasonably withheld), (each an "Assignee") all or any part of its Credit Exposure. The Borrower, the Agent and the Banks agree that to the extent of any assignment the Assignee shall be deemed to have the same rights and benefits under the Loan Documents and the same rights of setoff and obligation to share pursuant to Section 2.22 as it would have had if it were a Bank hereunder; provided that the Borrower and the Agent shall be entitled to continue to deal solely and directly with the assignor Bank in connection with the interests so assigned to the Assignee unless and until such Assignee becomes a Purchasing Bank pursuant to clause (d) below.

                        (d)             Assignments to Purchasing Banks. Any Bank may at any time and from time to time assign to one or more Persons ("Purchasing Banks") all or any part of its Credit Exposure pursuant to a supplement to this Agreement, substantially in the form of Exhibit K hereto (a "Transfer Supplement"), executed by such Purchasing Bank, such transferor Bank, the Agent and, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower. No assignment of Credit Exposure in an amount less than $5,000,000 shall be permitted and, if the assigning Bank continues to have any Credit Exposure following such assignment, such continuing Credit Exposure shall be equal to at least $5,000,000. Any such partial assignment shall be an assignment of an identical percentage of the transferor Bank's Loans and Commitments, unless otherwise provided in the Transfer Supplement. Upon (i) such execution of such Transfer Supplement, (ii) delivery of an executed copy thereof to the Borrower and the Agent and (iii) payment by such Purchasing Bank to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Purchasing Bank, such transferor Bank shall be released from its obligations hereunder to the extent of such assignment and such Purchasing Bank shall for all purposes be a Bank party to this Agreement and shall have all the rights and obligations of a Bank under this Agreement to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Banks or the Agent shall be required. Such Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Bank as a Bank and the resulting adjustment of the Commitments, if any, arising from the purchase by such Purchasing Bank of all or a portion of the Credit Exposure of such transferor Bank. Promptly after the consummation of any transfer to a Purchasing Bank pursuant hereto, the transferor Bank, the Agent and the Borrower shall make appropriate arrangements so that a replacement Note is issued to such transferor Bank and a new Note is issued to such Purchasing Bank, in each case in principal amounts reflecting such transfer.

                        (e)             Regulation A. Notwithstanding any other language in this Agreement, any Bank may at any time assign all or any portion of its rights under this Agreement and the Notes to a Federal Reserve Bank as collateral in accordance with Regulation A of the Board of Governors of the Federal Reserve System and the applicable operating circular of such Federal Reserve Bank.

            Section 9.5            Amendments and Waivers. Neither this Agreement, any Note, any other Loan Document to which the Borrower is a party nor any terms hereof or thereof may be amended, supplemented, modified or waived except in accordance with the provisions of this Section. The Majority Banks and the Borrower may, from time to time, enter into written amendments or waivers of this Agreement, the Notes, or the other Loan Documents to which the Borrower is a party, provided, that no such amendment or waiver shall (i) extend either the Final Maturity Date or any installment or required payment or prepayment of any Obligations or reduce the rate or extend the time of payment of interest on any Obligations, or reduce the principal amount of any Obligations or reduce any fee payable to the Banks hereunder, or release any of the Collateral (except as expressly permitted by the Security Documents) or change the amount of any Commitment of any Bank without the written consent of each of the Banks affected thereby or (ii) amend, modify or waive any provision of this Section or the definition of Majority Banks or Supermajority Banks, change the number or percentage of Banks who must approve actions or conditions precedent as set forth herein and in the other Loan Document or otherwise affect the pro rata sharing provisions among the Banks set forth herein and in the other Loan Documents without the written consent of all the Banks, or (iii) amend, modify or waive any provision of Article VIII or any other provision of any Loan Document if the effect thereof is to affect the rights or duties of the Agent, without the written consent of the then Agent. Any such amendment, supplement, modification or waiver shall apply to each of the Banks equally and shall be binding upon the Borrower, the Banks the Agent and all future holders of the Notes. In the case of any waiver, the Borrower, the Banks and the Agent shall be restored to their former position and rights hereunder and under the outstanding Notes, and any Default or Event of Default waived shall be deemed to be cured and not continuing, but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

           Section 9.6            No Waiver; Remedies Cumulative. No failure or delay on the part of the Agent or any Bank or any holder of a Note in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Borrower and the Agent or any Bank or the holder of any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof of the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Agent or any Bank or the holder of any Note would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent or the Banks or the holder of any Note to any other or further action in any circumstances without notice or demand.

            Section 9.7            No Third-Party Beneficiaries. The agreement of the Banks to make the Loans on the terms and conditions set forth in this Agreement are solely for the benefit of the Borrower, and no other Person (including any other party to a Material Project Document, obligor, contractor, subcontractor, supplier or materialman furnishing supplies, goods or services to or for the benefit of the Project) shall have any rights hereunder, as against the Agent or any Bank, under any Transaction Document, or with respect to the Loans or the proceeds thereof.

            Section 9.8            Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

            Section 9.9            Effectiveness. This Agreement shall become effective on the date on which all of the parties hereto shall have signed a counterpart hereof and shall have delivered the same to the Agent which delivery, in the case of the Banks, may be given to the Agent by telecopy (with the originals delivered promptly to the Agent via overnight courier service).

            Section 9.10            Headings Descriptive. The headings of the several Sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

            Section 9.11            Marshalling; Recapture. Neither the Agent nor any Bank shall be under any obligation to marshall any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent any Bank receives any payment by or on behalf of the Borrower, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to the Borrower or its estate, trustee, receiver, custodian or any other party under any bankruptcy Law, state or federal Law, common Law or equitable cause, then to the extent of such payment or repayment, the obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the liabilities of the Borrower to such Bank as of the date such initial payment, reduction or such satisfaction occurred.

            Section 9.12            Severability. In case any provision in or obligation under this Agreement or the Notes or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

            Section 9.13            Survival. All indemnities set forth herein including shall survive the execution and delivery of this Agreement and the Notes and the making and repayment of the Loans.

            Section 9.14            Domicile of Loans. Each Bank may transfer and carry its Loans to or for the account of any branch office, subsidiary or Affiliate of such Bank.

            Section 9.15            Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or condition exists.

            Section 9.16            Limitation of Liability. No Sponsor or member of the Borrower or any other Person shall be personally liable (whether by operation of law or otherwise) for payments due hereunder or under any other Loan Document for the performance of any Obligations except as expressly provided in such Loan Document. The sole recourse of the Secured Parties for satisfaction of the Obligations shall be against the Borrower and its assets and not against any other Person; provided, however, that (i) nothing in this Section shall limit or otherwise prejudice in any way the right of the Secured Parties to proceed against any Person with respect to the enforcement of such Person's obligations (or the enforcement of the Secured Parties' rights) under any Transaction Document to which it is a party, and (ii) recourse against a Person for such Person's fraud or intentional misrepresentation shall not be limited by this Section 9.16.

GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.

                        (a)             THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

                        (b)             ANY LEGAL ACTION OR PROCEEDING AGAINST ANY PARTY HERETO WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND ANY ACTION FOR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER AND THE AGENT EACH HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND APPELLATE COURTS FROM ANY THEREOF. THE BORROWER HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS CT CORPORATION SYSTEM AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY ACTION OR PROCEEDING. IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, THE BORROWER AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION SATISFACTORY TO THE AGENT. THE BORROWER IRREVOCABLY

CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS REFERRED TO IN SECTION 9.3. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT BROUGHT IN THE COURTS REFERRED TO ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED IN ANY OTHER JURISDICTION.

                        (c)             EACH OF THE BORROWER AND THE SECURED PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR ANY MATTER ARISING HEREUNDER OR THEREUNDER.

            Section 9.18            Confidentiality. Each of the Agent and the Banks agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to keep confidential any non-public information supplied to it by the Borrower pursuant to this Agreement which is identified by the Borrower as being, or through reasonable diligence should have been known to be, confidential at the time the same is delivered to the Agent or any Bank, provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for the Agent or any Bank, (iii) to bank examiners, auditors or accountants, (iv) as may be requested in connection with any litigation to which the Agent or any Bank is a party or (v) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first executes and delivers to the respective Bank a Confidentiality Agreement in substantially the form of Exhibit L attached hereto; provided, further, that, unless specifically prohibited by applicable law or court order, the Agent or affected Bank shall, prior to disclosure thereof, immediately notify the Borrower in writing of any request for disclosure of any such non-public information (x) by a governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of the Agent or effected by such governmental agency) or (y) pursuant to legal process; so that the Borrower may seek a protective order or other appropriate remedy; if such protective order or other remedy is not obtained, the Agent or affected Bank will furnish only that portion of the confidential information which such party is legally required to disclose, and the Agent or affected Bank will cooperate with the Borrower's counsel to enable the Borrower to obtain a protective order or other reliable assurance that confidential treatment will be accorded the confidential information; provided, further, that the Agent and each Bank shall prevent the disclosure of identities of the direct or indirect parent of any member of the Sponsor in any of its advertising, press releases or any publication (but only to the extent such Bank or the Agent would serve as the source of such information). The Agent and each Bank, shall, upon the request of the Borrower, promptly return to the Borrower or destroy all items containing or constituting confidential information, together with all copies, extracts, or summaries thereof. The obligations of the Agent or any Bank under this Section shall supersede and replace the obligations of the Agent or any Bank under any other confidentiality agreement in respect of this financing signed and delivered by Agent or any Bank to the Borrower prior to the date hereof or prior to the date on which any Person becomes a Transferee.

            Section 9.19            Entire Agreement. This Agreement and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect of the subject matter hereof; provided that the terms of the Commitment Letter, dated as of April 3, 2001, between the Agent and the Borrower that expressly survive the termination thereof and the obligations of the Arranger (as defined therein) set forth under the heading "Syndication" therein shall not be superceded by this Agreement and such terms shall continue to survive.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

PERRYVILLE ENERGY PARTNERS, L.L.C.,
as Borrower

By: ___________________________
Name:
Title:

KBC BANK N.V., NEW YORK BRANCH,

as Agent

By: ___________________________
Name:
Title:

By: ___________________________
Name:
Title:

KBC BANK N.V, NEW YORK BRANCH,
as Bank

By: ___________________________
Name:
Title:

By: ___________________________
Name:
Title: